UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Donaldson Company, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DONALDSON COMPANY, INC.
1400 West 94th Street
Minneapolis, Minnesota 55431-2370
www.donaldson.com
NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME: Friday, November 20, 2020 at 1:00 p.m. (CST)

RECORD DATE: Close of business on September 21, 2020.

ITEMS OF BUSINESS:
(1) Election of Directors;
(2) Non-binding advisory vote to approve the compensation of our Named Executive Officers;
(3) Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2021; and
(4) Any other business that properly comes before the meeting.

PROXY VOTING:
It is important that your shares are represented and voted at the Annual Meeting. You received instructions on voting your shares on the Notice of Internet Availability of Proxy Materials for the Annual Meeting. If you received paper copies of the proxy materials, instructions on the different ways to vote your shares are found on the enclosed proxy card. Vote by proxy even if you plan to log in and attend the Annual Meeting.

HOW TO ATTEND THE MEETING:
Attend our virtual meeting online and vote your shares electronically by visiting www.virtualshareholdermeeting.com/DCI2020. This year's meeting will again be completely virtual which makes participation and engagement convenient for all our stockholders. You will need the 16-digit control number that is printed in the box marked by the arrow on your Notice of Internet Availability of Proxy Materials or proxy card to enter the Annual Meeting.

PLEASE PROMPTLY VOTE YOUR PROXY TO SAVE US THE EXPENSE OF ADDITIONAL SOLICITATION.

Notice of Internet Availability of Proxy Materials for the stockholder meeting to be held on November 20, 2020: Our 2020 Proxy Statement and our Fiscal 2020 Annual Report to Stockholders are available at www.proxyvote.com.

By Order of the Board of Directors

Amy C. Becker Secretary
Dated: October 6, 2020

i

ii

DONALDSON COMPANY, INC.
1400 West 94th Street
Minneapolis, Minnesota 55431-2370

PROXY STATEMENT Mailing Date: October 6, 2020

PROPOSALS YOU ARE ASKED TO VOTE ON

Item 1: Election of Directors
Three current directors, Tod E. Carpenter, Pilar Cruz, and Ajita G. Rajendra, are recommended for election to the Board of Directors at the Annual Meeting. Information on the director nominees is provided on pages 9-14. Directors are elected for a three-year term so that approximately one-third are elected at each Annual Meeting of Stockholders.
The Board of Directors unanimously recommends a vote FOR the election of each director nominee.

Item 2:    Non-Binding Advisory Vote to Approve the Compensation of our Named Executive Officers
As required pursuant to Section 14A of the Securities Exchange Act of 1934, the Company is providing our stockholders with an advisory (non-binding) vote on the compensation of our Named Executive Officers as disclosed in this Proxy Statement.
The Board of Directors unanimously recommends a vote FOR the compensation of our Named Executive Officers described in this Proxy Statement.

Item 3: Ratification of the Appointment of Independent Registered Public Accounting Firm
The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending July 31, 2021, and is requesting ratification by our stockholders.
The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2021.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive this Proxy Statement?
You received this Proxy Statement because the Board of Directors ("Board") of the Company is soliciting proxies for use at the Annual Meeting to be held on November 20, 2020, and you were a Donaldson stockholder as of the close of business on the record date of September 21, 2020. Only stockholders of record are entitled to vote at the Annual Meeting and the Board is soliciting your proxy to vote. We had 126,396,370 shares of common stock outstanding as of the close of business on the record date. Each share entitles its holder to one vote, and there is no cumulative voting.
This Proxy Statement summarizes the information you need to know to vote. We first mailed or otherwise made available to stockholders the Proxy Statement and form of proxy on or about October 6, 2020.

Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials, including this Proxy Statement and our Fiscal 2020 Annual Report to Stockholders, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the internet. Such notice also instructs you as to how you may submit your proxy on the internet. If you would like to receive a paper copy of our proxy materials, please follow the instructions for requesting such materials provided in the Notice of Internet Availability of Proxy Materials.

SEC rules allow us to deliver a single copy of an annual report, proxy statement, or Notice of Internet Availability of Proxy Materials to two or more stockholders that share the same household address. If you received multiple copies and would like to receive only one copy per household in the future, or if you received only one copy and would like to receive multiple copies in the future, you should contact your bank, broker or other nominee record holder, or if you are a record holder, contact Amy Becker, Secretary, at Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299, by telephone at 952-703-4965, or by email to Investor.Relations@Donaldson.com. These documents may also be downloaded and printed from our Investor Relations website at ir.donaldson.com.

What does it mean if I receive more than one proxy card?
It means that you hold shares in multiple accounts with banks or stockbrokers, or with the transfer agent.
PLEASE VOTE ALL OF YOUR SHARES.

Who pays for the cost of proxy preparation and solicitation?
The Company pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders. We are soliciting proxies primarily by mail, email, and the internet. In addition, our directors, Officers, and other employees may solicit proxies by email, telephone, facsimile, or personally. These individuals will receive no additional compensation for their services other than their regular salaries.

What am I voting on, what does the Board recommend and what vote is required to approve each item?
The table below summarizes the proposals that will be voted on, the vote required to approve each item, voting options, how votes are counted and how the Board recommends you vote:

Proposal	Vote Required	Voting Options	Board Recommendation(1)	Broker Discretionary Voting Allowed(2)	Impact of Abstention
Item 1: Election of three directors	Majority of votes cast "FOR" votes must exceed 50% of the number of votes cast, and the votes cast include votes to withhold authority(3)	"FOR" "WITHHOLD"	"FOR"	No	N/A
Item 2: A non-binding advisory vote on the compensation of our Named Executive Officers	We will consider our stockholders to have approved, on an advisory basis, the compensation of our Named Executive Officers if more shares are voted "FOR" than "AGAINST"	"FOR” “AGAINST" "ABSTAIN"	"FOR"	No	None
Item 3: Ratification of the appointment of our independent registered public accounting firm for the fiscal year ending July 31, 2021	Affirmative vote of a majority of the shares entitled to vote and represented at the meeting or by proxy	"FOR" "AGAINST" "ABSTAIN"	"FOR"	Yes	"AGAINST"
___________

(1)If you do not specify how you want to vote your shares on your returned proxy card, or through the telephone or internet prompts, your shares will be voted in accordance with the Board recommendation above.

(2)If you hold shares in a brokerage account in your broker's name (street name) and do not provide voting instructions to your broker, your broker will not vote your shares on any proposal where the broker does not have discretionary authority to vote. In such a situation, the shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to the matter requiring discretionary authority. New York Stock Exchange ("NYSE") rules permit brokers discretionary authority to vote on Item 3 if they do not receive instructions from the street name holder of the shares.

(3)The vote described above applies for the election of directors in uncontested director elections. Directors will be elected by a plurality vote at a meeting if:

•The Secretary receives a notice that a stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for stockholder nominees set forth in our Bylaws; and

•Such nomination has not been withdrawn by such stockholder prior to the 10th day preceding the date the Company first mails its notice of meeting to our stockholders.

We use an independent inspector of elections, Broadridge Investor Communication Solutions, Inc., to tabulate the votes received.

How do I vote my shares?
If you are a stockholder of record you may vote using any ONE of the following methods. By:

•PHONE - toll free 1-800-690-6903
•INTERNET - www.proxyvote.com
•MAIL - promptly complete, sign and mail your proxy card
•ONLINE - during the virtual meeting at www.virtualshareholdermeeting.com/DCI2020
You will need the 16-digit control number that is printed in the box marked by the arrow on your Notice of Internet Availability of Proxy Materials or your proxy card to enter the Annual Meeting.
On the day of our annual meeting of stockholders, we recommend that you log into our virtual meeting at least 15 minutes before the scheduled start time to ensure that you can access the meeting. Submitting a question for management is also convenient with the virtual meeting. If you wish to submit a question, type your question into the “Ask a Question” field within the virtual meeting and click “Submit.” Questions related directly to the annual meeting of stockholders will be answered during our virtual meeting, subject to time constraints. Any questions pertinent to meeting matters that cannot be answered during the meeting due to time constraints will be posted online and answered at ir.donaldson.com. The questions and answers will be available as soon as practical after the meeting and will remain available until one week after the posting. We welcome ongoing engagement with our stockholders, so you can also submit information requests or find our contact information at ir.donaldson.com.

How do I vote if I hold stock through a Donaldson employee benefit plan?
We have added the shares of common stock held by participants in Donaldson’s employee benefit plan to the participants’ other holdings shown on their proxy materials. Donaldson’s employee benefit plan is the Donaldson Company, Inc. Retirement Savings and Employee Stock Ownership Plan.
If you hold stock through Donaldson’s employee benefit plan, voting your proxy using one of the first three methods above also serves as confidential voting instructions to the plan trustee, Fidelity Management Trust Company (“Fidelity”). Fidelity also will vote the shares allocated to individual participant accounts for which it has not received instructions, as well as shares not so allocated, in the same proportion as the directed shares are voted. Fidelity will vote your employee benefit plan shares as directed by you provided that your proxy vote is RECEIVED BY NOVEMBER 19, 2020.
If you participate in the Donaldson Dividend Reinvestment Program or in the Donaldson Employee Stock Purchase Program administered by the transfer agent, your shares in those programs have been added to your other holdings and are included in your proxy materials.

How do I vote my shares held in “street name” in a brokerage or bank account?
If your shares are held in a brokerage or bank account in your broker's name (street name) you should follow the voting directions provided by your broker or nominee. If you do so, your broker or nominee will vote your shares as you have directed.

What if I submit a proxy and then change my mind?
You may change or revoke your proxy at any time before it is voted at the meeting by using any of the following methods:
•    Send written notice of revocation to our Secretary;
•    Submit a properly signed proxy card with a later date;
•    Vote by phone or internet at a time following your prior phone or internet vote; or
•    Vote online during the virtual meeting as described above.
If your shares are held in a brokerage account in your broker’s name (street name), contact your broker or nominee for information on how to change or revoke your voting instructions and provide new voting instructions.

Who may attend the meeting?
All Donaldson stockholders of record as of the close of business on September 21, 2020, may attend.

How many shares must be present to conduct the meeting?
At least a majority of the shares outstanding as of the record date must be present to establish a quorum, which is necessary for the meeting to be valid. We will count you as present if you:
•    Have properly voted your proxy by phone, internet, or mailing of the proxy card;
•    Are present by attending the virtual meeting; or
•    Hold your shares in a brokerage account in your broker's name (street name) and your broker uses its discretionary authority to vote your shares on Item 3.

How will voting on any other business be conducted?
We do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement. If any other business is properly presented at the Annual Meeting, your shares will be voted by the holders of the proxies in their discretion.

Where do I find the voting results of the meeting?
We will publish the voting results in a Form 8-K to be filed with the SEC within four business days of the meeting.

How do I submit a stockholder proposal for next year's Annual Meeting?
If you wish to include a proposal in the Company’s Proxy Statement for its 2021 Annual Meeting of Stockholders, you must submit the proposal in writing so that it is received no later than June 8, 2021. Please send your proposal to Amy Becker, Secretary, Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299.
Under our Bylaws, if you wish to nominate a director or bring other business before the stockholders at our 2021 Annual Meeting without having your proposal included in our Proxy Statement:
•    You must notify the Secretary in writing between July 23 and August 22, 2021.
•    Your notice must contain the specific information required in our Bylaws. If you would like a copy of our Bylaws, we will send you one without charge. Please send your written request to the Secretary at the address shown above.

SECURITY OWNERSHIP

The following table sets forth information as to entities that have reported to the SEC or have otherwise advised the Company that they are a “beneficial owner,” as defined by the SEC’s rules and regulations, of more than 5% of the outstanding common stock of the Company based on the number of shares of common stock outstanding on September 21, 2020.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group, Inc.	12,752,418(1)	10.08
100 Vanguard Boulevard
Malvern, PA 19355

BlackRock, Inc.	11,453,320(2)	9.06
55 East 52nd Street
New York, NY 10055

State Farm Investment Management Corp.	11,133,283(3)	8.8
One State Farm Plaza
Bloomington, IL 61710
_______________
(1)    Based on information provided in a Schedule 13G/A filed with the SEC on February 12, 2020 by The Vanguard Group, Inc., an investment adviser (“Vanguard”). Vanguard reported that it has sole power to vote 73,392 shares, shared power to vote 17,537 shares, sole power to dispose of 12,678,082 shares and shared power to dispose of 74,381 shares. Each of Vanguard Fiduciary Trust Company (“Vanguard Trust”) and Vanguard Investments Australia, Ltd. (“Vanguard Investments”) are wholly owned subsidiaries of Vanguard. Vanguard Trust is the beneficial owner of 56,844 shares, as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments is the beneficial owner of 34,085 shares, as a result of its serving as investment manager of Australian investment offerings.
(2)    Based on information provided in a Schedule 13G/A filed with the SEC on February 5, 2020 by BlackRock, Inc., a parent holding company ("BlackRock"). BlackRock reported that it has sole power to vote or direct the vote of 10,985,344 shares and sole power to dispose of or direct the disposition of 11,453,320 shares.
(3)    Based on information provided in a Schedule 13G jointly filed with the SEC on January 23, 2020 by State Farm Investment Management Corp., an investment adviser and registered transfer agent ("SFIMC"), and certain of its subsidiaries and affiliates. SFIMC reported that it has sole power to vote or direct the vote of and sole power to dispose of or direct the disposition of 1,044,530 shares; State Farm Mutual Automobile Insurance Company, an insurance company ("Auto Company"), reported that it has sole power to vote or direct the vote of and sole power to dispose of or direct the disposition of 6,054,000 shares; State Farm Life Insurance Company, an insurance company (“SFLIC”), reported that it has sole power to vote or direct the vote of and sole power to dispose of or direct the disposition of 609,600 shares; State Farm Insurance Companies Employee Retirement Trust (“SF Retirement Trust”) reported that it has sole power to vote or direct the vote of and sole power to dispose of or direct the disposition of 3,425,153 shares. Auto Company is the parent company of multiple wholly owned insurance company subsidiaries, including SFLIC. Auto Company is also the parent company of SFIMC. SFIMC serves as transfer agent and investment adviser to a Delaware business trust that is a registered investment company. Auto Company also sponsors SF Retirement Trust, a qualified retirement plan, for the benefit of its employees. Auto Company has established an investment department that is directly or indirectly responsible for managing or overseeing the management of the investment and reinvestment of assets owned by each entity that has joined in filing the Schedule 13G. The investment department is responsible for voting proxies or overseeing the voting of proxies related to the issuers' shares held by one or more entities that joined in the filing. Each insurance company included in the filing and SFIMC have established an investment committee that oversees the activities in managing that firm’s assets and the trustees of the qualified plans perform a similar role in overseeing the investment of each plan’s assets. Each of the reporting persons expressly disclaims beneficial ownership as to all shares as to which such person has no right to receive the proceeds of sale of the shares and disclaims that it is part of a group.

The following table shows information regarding the beneficial ownership of the Company’s common stock, as of September 21, 2020, by each director, each Named Executive Officers (“NEOs” as identified on page 27) and all current executive officers (“Officers”) and directors as a group. The shares listed in the table as beneficially owned include (i) shares over which a person has sole or shared voting power, or sole or shared power to invest or dispose of the shares, whether or not a person has any economic interest in the shares; (ii) deferred stock units that have vested and been deferred, as to which the beneficial owner has no voting or investment power; and (iii) shares subject to options exercisable within 60 days of September 21, 2020. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares held by such beneficial owner, and the shares are not subject to any pledge.

Name of Beneficial Owner	Total Amount and Nature of Beneficial Ownership of Common Stock (1)(2)(3)	Percent of Common Stock	Deferred Stock Units Included in Total Amount Column (3)	Exercisable Options Included in Total Amount Column
Employee Director and Named Executive Officers
Amy C. Becker	151,692	*	0	114,634
Tod E. Carpenter	1,030,365	*	0	854,367
Scott J. Robinson	163,911	*	0	139,467
Thomas R. Scalf	194,298	*	0	164,567
Jeffrey E. Spethmann	160,505	*	0	135,567
Non-Employee Directors
Andrew Cecere	74,457	*	2,561	67,567
Pilar Cruz	13,476	*	1,747	7,400
Michael J. Hoffman	155,232	*	29,336	107,167
Douglas A. Milroy	40,457	*	1,541	32,967
Willard D. Oberton	113,538	*	14,271	92,767
James J. Owens	83,196	*	4,102	74,767
Ajita G. Rajendra	131,154	*	19,458	107,167
Trudy A. Rautio	66,791	*	9,895	52,567
John P. Wiehoff	149,187	*	51,691	92,767
Current Directors and Officers as a Group	2,810,175	2.18	134,512	2,273,673
______________
*Indicates less than 1% of our outstanding common stock
(1)    Includes all beneficially owned shares, including restricted shares, shares for non-employee directors held in trust, shares underlying the units listed under the Deferred Stock Units column and the shares underlying options exercisable within 60 days of September 21, 2020, as listed under the Exercisable Options column.
(2)    Includes the following shares held in the Employee Stock Ownership and Retirement Savings Plan trust: Ms. Becker, 7,394 shares; Mr. Carpenter, 9,790 shares; Mr. Robinson, 663 shares; Mr. Scalf, 6,950 shares; Mr. Spethmann, 1,917 shares; and all Directors and Officers as a Group, 30,437 shares. Voting of shares held in the Employee Stock Ownership and Retirement Savings Plan trust is passed through to the participants. Also includes the following shares held in the Deferred Compensation and 401(k) Excess Plan trust: Ms. Becker, 1,448 shares; Mr. Carpenter, 10,935 shares; Mr. Robinson, 1,001 shares; Mr. Scalf, 2,868 shares; Mr. Spethmann, 3,886 shares; and all Directors and Officers as a Group, 21,246 shares. Voting of shares held in the Deferred Compensation and 401(k) Excess Plan trust is passed through to the participants.
(3)    Deferred Stock Units are held in the non-employee director’s deferred stock account trust. Voting of shares held in the deferred stock account trust is passed through to the participants.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and Officers to file initial reports of ownership and reports of changes in ownership with the SEC. To the Company’s knowledge, based on a review of copies of such forms and representations furnished to the Company during fiscal 2020, all Section
16(a) filing requirements applicable to the Company’s Directors and Officers were satisfied, except that a Form 4 reporting one transaction was filed late for Jeffrey Spethmann due to an administrative delay on the part of the Company in reporting the stock transactions.

ITEM 1: ELECTION OF DIRECTORS

The Bylaws of the Company provide that the Board shall consist of not less than 3 nor more than 15 directors and that the number of directors may be changed from time to time by the affirmative vote of a majority of the directors. The Board currently consists of 10 directors. Vacancies and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office and the directors so chosen will hold office until the next election of the class for which such directors have been chosen and until their successors are elected and qualified. Directors are elected for a term of three years with positions staggered so that approximately one-third of the directors are elected at each Annual Meeting of Stockholders.
The directors with terms expiring at the 2020 Annual Meeting of Stockholders are Tod E. Carpenter, Pilar Cruz, and Ajita G. Rajendra.
The Corporate Governance Committee and the Board reviewed and considered the qualifications and service of Tod E. Carpenter, Pilar Cruz, and Ajita G. Rajendra and approved their nomination to stand for re-election to the Board.
Each of the nominees has agreed to serve as a director if elected. The Board has no reason to believe that any of the nominees will be unavailable or unable to serve, but in the event a nominee is not a candidate at the meeting, the persons named in the proxy intend to vote in favor of the remaining nominee or nominees and such other person or persons, if any, as they may determine.

Board Recommendation
The Board of Directors recommends that stockholders vote FOR the election of Tod E. Carpenter, Pilar Cruz, and Ajita G. Rajendra for three-year terms expiring in 2023.

Information Regarding Directors
The director nominees and the directors whose term in office will continue after the meeting have provided information about themselves in the following section. SEC rules require us to briefly discuss the specific experience, qualifications, attributes, or skills that led the Board to conclude that each director nominee and director should serve on our Board of Directors. This discussion is provided in a separate paragraph following each director’s biography in the following sections.

Director Nominees with Terms Expiring in 2020

Tod E. Carpenter

Age: 61
Director Since: 2014
Committee: None

Biography
Chairman (2017), President and Chief Executive Officer (2015) of the Company. Previously, Chief Operating Officer (2014-2015); Senior Vice President, Engine Products (2011-2014); Vice President, Europe and Middle East (2008-2011); and Vice President, Global Industrial Filtration Systems (2006-2008).

Qualifications
Tod Carpenter brings to the Board a wealth of general management and global leadership experience. Tod joined Donaldson in 1996. Since then, his roles have included driving strategic growth initiatives, launching innovative proprietary products, and strengthening relationships with the Company’s key global customers. Tod has a Bachelor’s Degree in Manufacturing Technology from Indiana State University and an M.B.A. from Long Beach State University. Tod serves on the Boards of Donaldson since 2014 and AMETEK, Inc. since 2019. Tod currently serves on the Board of Overseers of the Carlson School of Management at the University of Minnesota.

Other Public Company Boards: AMETEK, Inc.

Pilar Cruz

Age: 49
Director Since: 2017
Committee: Audit

Biography
President, Cargill Aqua Nutrition (2019) of Cargill, Incorporated, a provider of food, agriculture, financial and industrial products and services. Previously, President, Cargil Feed and Nutrition (2017-2019); Corporate Vice President, Corporate Strategy & Development (2015-2017); President & Business Unit Leader, Cargill Meats Europe (2013-2015); General Manager, Cargill Meats Central America (2012-2013); and Integration Manager, Cargill Meats Central America (2011-2012).

Qualifications
Pilar Cruz brings to the Board her experience and expertise in corporate strategy, management and global leadership. Pilar has gained this valuable experience from her various leadership and management roles at Cargill. Her global experience provides the Board with valuable insight with respect to strategic, operational and management matters. Pilar has a Bachelor’s Degree in Economics from Universidad de Los Andes in Bogotá, Colombia and an M.B.A. from the Ross School of Business at the University of Michigan.

Other Public Company Boards: None

Director Nominees with Terms Expiring in 2020 (continued)
Ajita G. Rajendra

Age: 68
Director Since: 2010
Committees: Corporate Governance and Human Resources

Biography
Retired Executive Chairman (2018-2020) of A.O. Smith Corporation, a global water technology company and manufacturer of residential and commercial water heating equipment. Previously, Chairman (2014-2018), President and Chief Executive Officer (2013-2018); President and Chief Operating Officer (2011-2013); Executive Vice President (2006-2011); Senior Vice President (2005-2006); and President, A.O. Smith Water Products Company (2005-2011).

Qualifications
Ajita Rajendra brings to the Board his public company leadership expertise and experience in his position as President and Chief Executive Officer of A.O. Smith. Ajita has valuable manufacturing experience in various categories, including consumer durables, industrial products, and appliances. From his previous experience as the President of A.O. Smith Water Products Company, Ajita provides valuable insight to the Board on leading global businesses and negotiating acquisitions and joint ventures. Ajita is originally from Sri Lanka, received a Bachelor's degree in Chemical Engineering at the Indian Institute of Technology, Madras, India and an M.B.A. degree from Carnegie Mellon University.

Other Public Company Boards: The Timken Company
Other Public Company Boards (last five years): A.O. Smith Corporation (2014-2020)

Directors with Terms Expiring in 2021

Andrew Cecere

Age: 60
Director Since: 2013
Committee: Audit

Biography
Chairman (2018), President (2015) and Chief Executive Officer (2017) of U.S. Bancorp. U.S. Bancorp, the parent company of U.S. Bank National Association, the 5th largest commercial bank in the U.S., a trusted financial services partner. Previously, Chief Operating Officer (2016); Vice Chairman and Chief Operating Officer (2015); Vice Chairman and Chief Financial Officer (2007-2015); Vice Chairman, Wealth Management (2001-2007); Chief Financial Officer of the former U.S. Bancorp (2000-2001); and Vice Chairman of U.S. Bank (1999-2000).

Qualifications
Andy Cecere brings to the Board his valuable financial and management experience as Chairman, President and Chief Executive Officer of U.S. Bancorp, and former Vice Chairman and Chief Operating Officer, and Chief Financial Officer, of U.S. Bancorp. U.S. Bancorp provides banking, brokerage, insurance, investment, mortgage, trust, and payment services products to consumers, businesses, and institutions. Andy has over 30 years of experience with U.S. Bancorp, including serving as Vice Chairman of Wealth Management and leading key banking, trust, insurance, and advisory businesses. He serves on U.S. Bancorp’s Managing Committee. Andy currently serves on the Board of Overseers of the Carlson School of Management at the University of Minnesota. Andy has a Bachelor’s degree in Business Administration and Finance from the University of St. Thomas and an M.B.A. degree from the Carlson School of Management at the University of Minnesota.

Other Public Company Boards: U.S. Bancorp

James J. Owens

Age: 56
Director Since: 2013
Committees: Corporate Governance and Human Resources

Biography
President and Chief Executive Officer (2010) of H.B. Fuller Company, a leading global adhesives provider. Previously, Senior Vice President, Americas (2010) and Senior Vice President, North America (2008-2010).

Qualifications
Jim Owens brings to the Board his extensive experience and expertise in global manufacturing businesses. He spent 22 years with National Starch’s adhesives business, a division of ICI (Imperial Chemical Industries Limited), in a variety of positions, including serving as Corporate Vice President and General Manager and as Vice President and General Manager of the Europe/Middle East and Africa adhesives business. Jim provides global leadership insights as well as public company board experience. Jim currently serves on the Board of Overseers of the Carlson School of Management at the University of Minnesota. Jim has a Bachelor’s degree in Chemical Engineering from the University of Delaware and an M.B.A. degree from The Wharton School, University of Pennsylvania.

Other Public Company Boards: H.B. Fuller Company

Directors with Terms Expiring in 2021 (continued)

Trudy A. Rautio

Age: 67
Director Since: 2015
Committees: Audit and Corporate Governance

Biography
Retired President and Chief Executive Officer (2012-2015) of Carlson, a privately held global hospitality and travel company. Previously, Executive Vice President and Chief Administrative Officer (2011-2012) and Executive Vice President and Chief Financial Officer (2005-2011).

Qualifications
Trudy Rautio brings to the Board her leadership experience in her position as the former President and Chief Executive Officer of Carlson. Prior to her appointment as CEO, Trudy served as Executive Vice President and Chief Financial and Administrative Officer and has valuable experience in various categories, including business, financial, and information technology operations. Trudy has knowledge and experience leading global businesses and operations. Trudy currently serves on the following private boards: Cargill and Securian Financial Group. Trudy is a graduate of Bemidji State University and has an M.B.A. from the University of St. Thomas. In addition, she is a Certified Public Accountant (unlicensed) and Certified Management Accountant.

Other Public Company Boards: None
Other Public Company Boards (last five years): Merlin Entertainments (2015-2019)

Directors with Terms Expiring in 2022

Michael J. Hoffman

Age: 65
Director Since: 2005
Committee: Human Resources (Chair)

Biography
Retired Chairman (2006-2017) of The Toro Company, a provider of outdoor maintenance and beautification products. Previously, Chief Executive Officer (2005-2016); President (2004-2015); Group Vice President (2001-2004); and Vice President and General Manager (2000-2001).

Qualifications
Mike Hoffman brings to the Board his expertise as a public company leader at The Toro Company where he started in 1977 and retired from his CEO and Chairman of the Board positions in 2017. Mike adds valuable marketing and strategic planning experience working for a company that has a strongly branded identity. Mike is an experienced public company Board member having served on the Boards of Donaldson and Toro since 2005, and Advanced Disposal Services, Inc. since 2017. Mike has a Bachelor’s degree in Marketing Management from the University of St. Thomas and an M.B.A degree from the University of Minnesota - Carlson School of Management.

Other Public Company Boards: Advanced Disposal Services, Inc.
Other Public Company Boards (last five years): The Toro Company (2005-2017)

Douglas A. Milroy

Age: 61
Director Since: 2016
Committees: Audit and Human Resources

Biography
Former Chairman (2014-2017) and Chief Executive Officer (2009-2017) of G&K Services, Inc., a service-focused provider of branded uniform and facility services programs. Previously, President, Direct Purchase and Business Development (2006-2009).

Qualifications
Doug Milroy brings to the Board his expertise, executive leadership experience and management of a public company. Doug has extensive global leadership experience in business-to-business organizations. Doug provides the Board valuable insight with respect to his experience with global operational, strategic and management matters. Doug has a Bachelor’s degree from the University of Minnesota and an M.B.A. from The Harvard Business School.

Other Public Company Boards: None
Other Public Company Boards (last five years): G&K Services, Inc. (2009-2017)

Directors with Terms Expiring in 2022 (continued)

Willard D. Oberton

Age: 62
Director Since: 2006
Lead Director Since: 2017
Committees: Corporate Governance (Chair)

Biography
Chairman (2014) of Fastenal Company, an industrial and construction supplies company. Previously, President and Chief Executive Officer (2015); Chief Executive Officer (2002-2014); President (2001-2012); Chief Operating Officer (1997-2002); and Executive Vice President (2000-2001).

Qualifications
Will Oberton brings to the Board strong business acumen and his expertise as a public company leader at Fastenal Company. Will served in various sales, operational, and management roles and provides valuable insight from this experience. Will was named 2006 CEO of the Year by Morningstar, Inc. Will is an experienced public company board member having served on Donaldson’s Board since 2006 and the Fastenal Board since 1999. Will also serves on the Board of Wincraft Inc., a privately held company. Will has a Marketing degree from St. Cloud Technical and Community College.

Other Public Company Boards: Fastenal Company

John P. Wiehoff

Age: 59
Director Since: 2003
Committee: Audit (Chair)

Biography
Retired Executive Chairman (2019-2020). Previously, Chairman (2007-2019), Chief Executive Officer (2002-2019), and President (1999-2019) of C.H. Robinson Worldwide, Inc., a transportation, logistics, and sourcing company.

Qualifications
John Wiehoff brings to the Board his expertise as a public company leader at C.H. Robinson. John has significant public company financial experience, first as a CPA at a large public accounting firm and subsequently in various leadership positions in the financial organization at C.H. Robinson, including serving as its CFO prior to becoming CEO. John adds valuable supply chain, logistics, and international expertise working for a company that is a global provider of multimodal transportation services and logistics services. John is an experienced public company Board member having served on the Boards of C.H. Robinson since 2001, Donaldson since 2003 and Polaris Industries since 2007. John has a Bachelor's degree from St. John’s University.

Other Public Company Boards: Polaris Inc. and U.S. Bancorp
Other Public Company Boards (last five years): C.H. Robinson Worldwide, Inc. (2007-2020)

CORPORATE GOVERNANCE

Board Oversight and Director Independence
Donaldson’s Board believes that a primary responsibility of the Board of Directors is to provide effective governance over Donaldson’s business. The Board selects the Chairman of the Board and the Chief Executive Officer, and monitors the performance of senior management to whom it has delegated the conduct of the business. The Board has adopted a set of Corporate Governance Guidelines to assist in its governance, and the complete text of Donaldson’s Corporate Governance Guidelines is available on our Investor Relations website, ir.donaldson.com under Corporate Governance - Governance Documents.
Our Corporate Governance Guidelines provide that a significant majority of our directors will be non-employee directors who meet the independence requirements of the NYSE. The Corporate Governance Guidelines also require that our Corporate Governance, Audit, and Human Resources Committees be comprised entirely of non-employee directors who meet all of the independence and experience requirements of the NYSE and SEC.
The Board has established the following independence standards consistent with the current listing standards of the NYSE for determining independence:
A director will not be considered independent if, within the preceding three years:
•    The director was an employee of Donaldson, or an immediate family member of the director was an executive officer of Donaldson;
•    The director or an immediate family member of the director has received during any 12-month period more than $120,000 in direct compensation from Donaldson (other than director and Committee fees and pension or other forms of deferred compensation for prior service);
•    An executive officer of Donaldson was on the Compensation Committee of a company that, at the same time, employed the director or an immediate family member of the director as an executive officer;
•    The director was an executive officer or employee of, or an immediate family member of the director was an executive officer of, another company that does business with Donaldson and the annual revenue derived from that business by either company exceeds the greater of (i) $1 million or (ii) 2% of the annual gross revenues of such company; or
•    The director or an immediate family member of the director has been affiliated with or employed in a professional capacity by Donaldson’s independent registered public accounting firm.

The Board has evaluated the transactions and relationships between each of our non-employee directors and the Company, including those companies where directors or nominees serve as an officer or served as an officer during a portion of fiscal 2020. All transactions and relationships were significantly below the thresholds described above and all involved only the ordinary course of business purchase and sale of goods and services at companies where directors serve as an officer. The table below describes the transactions and relationships the Board considered and, in each case, the amounts involved were less than the greater of $1 million or 2% of both our and the recipient’s annual revenues:

Director / Nominee	Entity	Transactions	% of Entity’s Annual Revenues in Each of the Last 3 years
Andrew Cecere	U.S. Bancorp
U.S. Bancorp provides commercial banking, brokerage, trust and financing services, cash management, and foreign exchange services, serves as a co-lead participant in our syndicated revolving credit facility (fiscal 2017), and serves as the lead bank in our 364-day revolving credit facility (fiscal 2020).(1)
Less than 1%
Pilar Cruz	Cargill, Incorporated	We sell products to Cargill, Incorporated.	Less than 1%
Willard D. Oberton	Fastenal Company	We sell products to and purchase products from Fastenal Company.	Less than 1%
James J. Owens	H.B. Fuller	We sell products to and purchase products from H.B. Fuller.	Less than 1%
Ajita G. Rajendra	A.O. Smith Corporation	We sell products to A.O. Smith Corporation.	Less than 1%
John P. Wiehoff	C.H. Robinson Worldwide, Inc.	We purchase logistics services from C.H. Robinson Worldwide, Inc.	Less than 1%
___________
(1)Our banking and borrowing relationship with U.S. Bancorp predates Mr. Cecere’s service on our Board, and Mr. Cecere has never been personally involved in the negotiation of our business terms or relationships with U.S. Bancorp, nor does he receive any special benefit related to the transactions. Our Board determined that neither the nature of our relationship with U.S. Bancorp nor the amount of fees and interest paid to U.S. Bancorp was material to either us or U.S. Bancorp. In fiscal 2020, we did not use U.S. Bancorp for any investment banking, consulting or advisory services. Furthermore, none of the services provided by U.S. Bancorp during fiscal 2020 involved access to sensitive or strategic information about our Company or involved commission-based payments.

Based on this review and the information provided in response to annual questionnaires completed by each independent director regarding employment, business, familial, compensation, and other relationships with the Company and management, the Board has determined that every director and nominee for director (i) has no material relationship with Donaldson, (ii) satisfies all of the SEC and NYSE independence standards and our Board-approved independence standards and (iii) is independent, with the exception of Tod Carpenter who is an employee director. The Board also has determined that each member of its Corporate Governance, Audit, and Human Resources Committees is an independent director.

Policy and Procedures Regarding Transactions with Related Persons
Our Board, upon the recommendation of the Corporate Governance Committee, has adopted a written Related Person Transaction Policy. This policy delegates to our Audit Committee responsibility for reviewing, approving, or ratifying transactions with certain “related persons” that are required to be disclosed under the rules of the SEC. Under the policy, a “related person” includes any of the directors or officers of the Company, certain stockholders and members of their immediate family.
Our Related Person Transaction Policy applies to transactions that involve a related person where we are a participant and the related person has a material direct or indirect interest. Certain types of transactions have been evaluated and preapproved by the Board under the policy:
•    Any transaction in the ordinary course of business in which the aggregate amount involved will not exceed $120,000;

•    Any transaction where the related person’s interest arises solely from being a stockholder and all stockholders receive the same benefit on a pro rata basis; and
•    Any transaction with another company at which a related person’s only relationship is as an employee, director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of (i) $500,000 or (ii) 1% of that company’s or Donaldson’s total annual revenues.

Board Leadership Structure
Our Corporate Governance Guidelines provide for the roles of Chairman of the Board and Chief Executive Officer ("CEO"). The Board may, but is not required to, separate the offices of Chairman of the Board and CEO. This allows the Board to exercise its judgment to determine whether the roles should be separate or combined based on the Company’s needs and the Board’s assessment of the Company’s leadership at any point in time. Our Corporate Governance Guidelines provide that, whenever the position of Chairman is not held by an independent director, the Board will appoint an independent director to serve as Lead Director.
Tod Carpenter serves as both Chairman of the Board and CEO. Since the position of Chairman is not held by an independent director, the Board appointed Willard Oberton, the Chair of the Corporate Governance Committee, to serve as Lead Director.
The Board and its Corporate Governance Committee considered that all directors, other than Tod Carpenter, are independent, all committees are comprised solely of independent directors, and the Board retains strong independent leadership through the independent Lead Director. The Lead Director’s duties include coordinating the activities of the independent directors, setting the agenda for and moderating executive sessions of the Board’s independent directors, and facilitating communications among the independent members of the Board. In performing these duties, the Lead Director is expected to consult with the Committee Chair of the appropriate Committee and solicit their participation in order to avoid diluting the authority or responsibilities of such Committee Chairs.
The independent directors meet in executive session at every Board and Committee meeting, and have the authority to ensure that the proper balance of power, authority, and transparency is maintained in all aspects of governance at the Company. We believe that our Board leadership structure effectively supports the risk oversight function of our Board.

Risk Oversight by Board of Directors
Our Board has responsibility for the oversight of risk management. The Board, either as a whole or through its Committees, regularly discusses with management the Company’s risk assessments and risk management procedures and controls.
•    The Audit Committee has responsibility in its Charter to review the Company’s strategies, processes, and controls with respect to risk assessment and risk management and assists the Board in its oversight of risk management.
•    The Human Resources Committee has responsibility in its Charter to review and assess risk with respect to the Company’s compensation arrangements and practices, including with respect to incentive compensation.
•    The Corporate Governance Committee oversees risks associated with its areas of responsibility, including the risks associated with director and CEO succession planning and the Company’s corporate governance practices.
Our Board is kept abreast of the risk oversight efforts by its Committees through regular reports to the full Board by our Committee Chairs.

Meetings and Committees of the Board of Directors
There were six meetings of the Board in fiscal 2020. Each director attended at least 75% of the aggregate of all meetings of the Board and its Committees on which she or he served during the year. It is our policy that directors are expected to attend our Annual Meeting of Stockholders. Last year, all individuals then serving as directors attended the Annual Meeting of Stockholders.
Our Board has three Committees:
•    Audit Committee
•    Human Resources Committee
•    Corporate Governance Committee
Each of the Board Committees has a written Charter, approved by the Board, establishing the authority and responsibilities of the Committee. Each Committee’s Charter is posted on our Investor Relations website, ir.donaldson.com, under Corporate Governance - Committee Composition. The following tables provide a summary of each Committee’s key areas of oversight, the number of meetings of each Committee during the last fiscal year, and the names of the directors serving on each Committee.

Audit Committee

Responsibilities		Number of Meetings in Fiscal 2020: 6

•	Selects and evaluates the independent registered public accounting firm and oversees its work.	Directors who serve on the Committee: John P. Wiehoff, Chair Andrew Cecere Pilar Cruz Douglas A. Milroy Trudy A. Rautio

•	Pre-approves all auditing services and permitted non-audit services to be performed by the independent registered public accounting firm, including related fees.

•	Reviews with management and the independent registered public accounting firm our annual audited financial statements and recommends to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

•	Reviews with management and the independent registered public accounting firm our quarterly financial statements and the associated earnings news releases.

•	Reviews with management and the independent registered public accounting firm significant reporting issues and judgments relating to the preparation of our financial statements, including internal controls.

•	Reviews with management and the independent registered public accounting firm our critical accounting policies and practices and major issues regarding accounting principles.

•	Reviews the Company’s strategies, processes, and controls with respect to risk assessment and risk management, including risks related to technology systems and cybersecurity, and assists the Board in its oversight of risk management.

•	Reviews the appointment, performance, and replacement of the internal audit director, and reviews the CEO’s and CFO’s certification of internal controls and disclosure controls.

•	Reviews the Company’s compliance system, including programs and procedures for the receipt, retention, and treatment of complaints regarding accounting, internal controls, and auditing matters.

Human Resources Committee

Responsibilities		Number of Meetings in Fiscal 2020: 3

•	Reviews and approves the CEO’s compensation, leads an annual evaluation of the CEO’s performance, and determines the CEO’s compensation based on this evaluation.	Directors who serve on the Committee: Michael J. Hoffman, Chair Douglas A. Milroy James J. Owens Ajita G. Rajendra

•	Reviews and approves the Company's compensation plans for our Officers, including incentive plan goals and measurements, as well as all equity-based plans based on delegation established by the Board.

•	Reviews and approves incentive compensation goals and performance measurements applicable to our Officers.

•	Reviews the Company’s compensation risk analysis.

•	Reviews and recommends that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and Annual Report on Form 10-K.
•	Reviews and approves the compensation and benefit programs for non-employee directors.

The Human Resources Committee has the authority to retain independent compensation consultants to assist in the analysis of our executive compensation program. The Committee has engaged Willis Towers Watson as an independent compensation consultant to perform an annual benchmarking review of our executive compensation program and to be available for Committee meetings as needed. In its capacity as a compensation consultant to the Committee, Willis Towers Watson reports directly to the Committee and the Committee has sole authority to retain and terminate the consulting relationship.
Below is a summary of different services provided and associated fees received by Willis Towers Watson in fiscal 2020.

Services	Fees
Executive and Board compensation support	$66,061
Benefits consulting and brokerage services	$277,900

All of the additional services not relating to executive and board compensation support performed by Willis Towers Watson, along with their affiliated companies, were approved by management and performed at the direction of management in the ordinary course of business. In assessing the independence of Willis Towers Watson, the Human Resources Committee considered the factors contained in the applicable SEC and NYSE rules, including the amount and nature of the additional consulting work provided to the Company and concluded that no conflict of interest exists that would prevent Willis Towers Watson from independently advising the Committee.

Corporate Governance Committee

Responsibilities		Number of Meetings in Fiscal 2020: 2

•	Reviews and establishes the process and criteria for the selection of director candidates and recommends director candidates for election to the Board.	Directors who serve on the Committee: Willard D. Oberton, Chair James J. Owens Ajita G. Rajendra Trudy A. Rautio

•	Reviews and recommends the size and composition of the Board.

•	Reviews and recommends Committee structure including size, composition, and responsibilities of all Board Committees.

•	Reviews and recommends policies and procedures to enhance the effectiveness of the Board, including those in the Corporate Governance Guidelines.

•	Oversees the annual performance evaluation of the Board, its Committees, and management process.

Corporate Governance Guidelines
Our Board has adopted a set of Corporate Governance Guidelines to assist it in carrying out its oversight responsibilities. These guidelines address a broad range of topics, including director qualifications, director nomination processes, term limits, Board and Committee structure and process, Board evaluations, director education, and conflicts of interest. The complete text of the guidelines is available on our Investor Relations website, ir.donaldson.com, under Corporate Governance - Governance Documents.

Code of Business Conduct and Ethics
All of our directors and employees, including our CEO, CFO, and other senior management, are required to comply with our Code of Conduct to help ensure that our business is conducted in accordance with the highest standards of legal and ethical behavior. Employees are required to bring any violations and suspected violations of the code to the Company's attention through management, the Company’s Compliance Committee, the Company’s legal counsel, or by using our confidential compliance helpline. Our toll-free U.S. compliance helpline number is 888-366-6031. Information on accessing the helpline from our international locations and the full text of our Code of Conduct are available on our Investor Relations website, ir.donaldson.com, under Corporate Governance - Governance Documents.

Board Composition and Qualifications
Our Corporate Governance Committee oversees the process for identifying and evaluating candidates for the Board. Directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the Company’s stockholders. General and specific guidelines for director selection and qualification standards are detailed in the Corporate Governance Guidelines. The Committee will consider nominations from stockholders under these standards if the nominations are timely received as described in this Proxy Statement.

Director Selection Process
The Bylaws of the Company provide that the Board shall consist of not less than 3 nor more than 15 directors and that the number of directors may be changed from time to time by the affirmative vote of a majority of the directors. The Board has currently established the number of directors constituting the entire Board at 10. Vacancies and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office and the directors so chosen will hold office until the next election of the class for which such directors have been chosen and until their successors are elected and qualified. Directors are elected for a term of three years with positions staggered so that approximately one-third of the directors are elected at each Annual Meeting of Stockholders. Based on a recommendation from the Corporate Governance Committee, each year the Board will recommend a slate of directors to be presented for election at the Annual Meeting of Stockholders.The Corporate Governance Committee will consider candidates submitted by members of the Board, director search firms, executives, and our stockholders, and the Committee will review such candidates in accordance with our Bylaws, Corporate Governance Guidelines, and applicable legal and regulatory requirements. The Committee’s process includes the consideration of the qualities listed in the Corporate

Governance Guidelines, including that directors should possess the highest personal and professional ethics, integrity, and values and be committed to representing the long-term interests of the Company’s stockholders. The Committee reviews and discusses director candidates on a regular basis at its Committee meetings. In identifying and recommending candidates for nomination by the Board as a director of Donaldson, the Committee will consider appropriate criteria, including current or recent experience as a Chairman of a Board, CEO or other senior management, business expertise, and diversity factors. Diversity is meant to be interpreted broadly. It includes race, gender, and national origin and also includes differences of professional experience, global experience, education, and other individual qualities and attributes. The Committee also will consider general criteria such as independence, ethical standards, a proven record of accomplishment, and the ability to provide valuable perspectives and meaningful oversight. Periodically, the Committee will work with one or more search firms to assist in identifying qualified director candidates. Candidates recommended by stockholders are evaluated in accordance with the same criteria as other candidates and recommendations should be submitted by following the same procedures as required to formally nominate a candidate.
Our Bylaws provide that if a stockholder proposes to nominate a candidate at the Annual Meeting of Stockholders, the stockholder must give written notice of the nomination to our Secretary in compliance with the applicable deadline for submitting stockholder proposals for the applicable Annual Meeting. The stockholder’s notice must set forth as to each nominee all information relating to the person whom the stockholder proposes to nominate that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). No stockholders submitted director nominations in connection with this year’s meeting.

Executive Sessions and Evaluations
Our independent directors meet in executive session without management present at each Board meeting. Likewise, all Board Committees regularly meet in executive session without management. The Board and each Committee conducted an evaluation of its respective performance in fiscal 2020.

Communications with Directors
The Company’s compliance helpline is in place for our employees and others to direct their concerns to the Audit Committee, on a confidential and anonymous basis, regarding accounting, internal accounting controls, and auditing matters.
In addition, we have adopted procedures for our stockholders, employees, and other interested parties to communicate directly with the members of our Board. You may communicate by writing to the Chairman of the Board, the Chair of the Audit Committee, the Chair of the Corporate Governance Committee, the Chair of the Human Resources Committee, the independent directors as a group, or the full Board, in the care of the office of the Secretary, Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299.
Written communications about accounting, internal accounting controls, and auditing matters should be addressed to the Chair of the Audit Committee. Please indicate if you would like your communication to be kept confidential from management. The procedures for communication with the Board also are posted on our Investor Relations website, ir.donaldson.com, under Corporate Governance - Governance Documents.

Audit Committee Expertise
In addition to meeting the independence requirements of the NYSE and the SEC, all members of the Audit Committee have been determined by the Board to meet the financial literacy requirements of the NYSE’s listing standards. The Board also has designated John Wiehoff and Andrew Cecere as Audit Committee financial experts as defined by SEC regulations.

Complaint-Handling Procedures
In accordance with federal law, the Audit Committee has adopted procedures governing the receipt, retention, and treatment of complaints regarding accounting, internal controls, and auditing matters. These procedures include a means for employees to submit concerns on a confidential and anonymous basis through the Company’s compliance helpline.

DIRECTOR COMPENSATION

Annual compensation for our non-employee directors is designed to attract and retain highly qualified leaders and to align with the long-term interests of our stockholders. Our non-employee director compensation is comprised of board retainers, committee fees, and equity awards as defined under the Company's Compensation Plan for Non-Employee Directors ("Non-Employee Director Plan"). Additionally, our non-employee directors are subject to a stock ownership requirement equal to $400,000 and the ownership requirement must be achieved within five years of their election as a director. As of the end of fiscal 2020, each non-employee director who had been a director for five years had met his or her ownership requirement.

Director Compensation Process
The Human Resources Committee assisted the Board in providing oversight on non-employee director compensation by engaging an independent executive compensation consultant to provide counsel on leading pay practices and governance.
As an independent executive compensation consultant, Willis Towers Watson assisted the Human Resources Committee in the review of fiscal 2020 non-employee director compensation. The analysis was based on competitive market data from an established peer group of companies that was used for the executive compensation review for fiscal 2020 (see the Benchmarking section of the Compensation Discussion and Analysis for additional details on our peer group).
Overall, the review indicated that our non-employee director compensation program is competitive to market and no adjustments were made to the existing program.

Director Compensation Program Elements
The non-employee director compensation program is comprised of annual retainers, annual equity awards, committee member retainers, and committee chair premiums as highlighted below:

Board Membership Compensation	Fiscal 2020
Annual Board Retainer	$58,000
Annual Equity Value	$140,000
Annual Committee Member Retainers
Audit Committee Member	$12,000
Human Resources Committee Member	$5,000
Corporate Governance Committee Member	$5,000
Annual Committee Chair Premiums (1)
Audit Committee Chair	$10,000
Human Resources Committee Chair	$10,000
Corporate Governance Committee Chair	$10,000
Lead Director Annual Retainer	$25,000
______________
(1)    Annual Committee Chair Premium is incremental to the Annual Committee Member Retainers.

Annual Board Retainer
Non-employee directors receive an annual retainer that is typically processed on the first business day following January 1st when the NYSE is open for trading. Effective January 2020, no portion of the annual retainer was automatically remitted to a deferred stock account. All directors receive retainer payments in cash unless a director elects, prior to the year the retainer is paid, to defer all or a portion into the Non-Employee Director Plan. Effective January 1, 2021, annual retainers will be paid quarterly. Our non-employee director compensation has a higher pay mix in equity versus cash. As a result, we do not believe any portion of the annual retainer needs to be automatically deferred.

New non-employee directors appointed to the Board during the fiscal year will receive a prorated annual retainer based on the effective date of the director’s election to the Board.
Annual Equity Awards
Non-employee directors receive annual equity awards on the first business day following January 1st of each year. The total equity value is divided equally between stock option and restricted stock unit awards. A new non-employee director appointed to the Board during the fiscal year will receive a prorated equity value based on the number of completed months served on the Board for that year.
    Stock Options
A stock option award represents 50% of each non-employee director’s total annual equity value. The number of stock options is calculated using the Black Scholes methodology. Each stock option award has a ten-year term and vests over a three-year period in one-third increments beginning on the first anniversary of the grant date.
    Restricted Stock Units
A restricted stock unit ("RSU") award represents 50% of each non-employee director’s total annual equity value. The number of RSUs is determined based on the award value divided by the closing stock price on the date of grant. Directors receive dividend equivalent units with any quarterly dividends paid on the Company's common stock. Each RSU award, together with any associated dividend equivalent units, cliff vests 100% on the first anniversary of the grant date.
Deferred Compensation
The Company sponsors a non-qualified deferred compensation plan, as part of the Non-Employee Director Plan, that permits our directors to defer their annual retainers in one or more of the following methods:
•In cash on a deferred basis (deferred cash account); or
•In Company stock on a deferred basis (deferred stock account).
Any deferred amount will accrue interest equal to the ten-year Treasury Bond rate. The amounts in a deferred stock account will be credited with any quarterly dividends paid in the Company’s common stock. The Company contributes shares in an amount equal to the deferred stock accounts to a trust and a director is entitled to direct the trustee to vote all shares allocated to the director’s account. The common stock will be distributed to each director following retirement from our Board pursuant to the director’s deferral payment election. The trust assets remain subject to the claims of the Company’s creditors and are governed by the terms and conditions outlined in the trust agreement.

Fiscal 2020 Director Compensation
The following table outlines the compensation earned by our non-employee directors for the fiscal year ended on July 31, 2020.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2)(3) ($)	Option Awards (4) ($)	Total ($)
Andrew Cecere	70,000	69,576	69,743	209,319
Pilar Cruz	46,600	93,000	69,743	209,343
Michael J. Hoffman	73,000	69,576	69,743	212,319
Douglas A. Milroy	75,000	69,576	69,743	214,319
Willard D. Oberton	78,000	89,579	69,743	237,322
James J. Owens	68,000	69,576	69,743	207,319
Ajita G. Rajendra	—	137,587	69,743	207,330
Trudy A. Rautio	—	144,602	69,743	214,345
John P. Wiehoff	—	149,588	69,743	219,331

(1)    This column shows the portion of the annual retainer for Committee Chairs and members of a Board Committee for fiscal 2020 that each director has elected to receive in cash. Each director had the option to elect this amount in cash, deferred cash, or a deferred stock award.
(2)    This column represents the aggregate grant date fair value of deferred stock awards and RSUs granted during fiscal 2020 computed in accordance with FASB ASC Topic 718. The grant date fair value of deferred stock awards and RSUs is equal to the closing price of a share of the Company's common stock on the date of grant. The deferred stock awards are comprised of all or a portion of compensation that the directors elected to defer in stock. Also included here are the 1,200 RSUs as part of the annual equity grant. The following table specifies the number of deferred stock awards and RSU awards granted on January 2, 2020 along with the grant date fair value of each award based on the closing market price of the stock on the grant date.

Name	Deferred Stock Awards (#)	Restricted Stock Units (#)	Grant Date Fair Value ($)
Andrew Cecere	—	1,200	57.98
Pilar Cruz	404	1,200	57.98
Michael J. Hoffman	—	1,200	57.98
Douglas A. Milroy	—	1,200	57.98
Willard D. Oberton	345	1,200	57.98
James J. Owens	—	1,200	57.98
Ajita G. Rajendra	1,173	1,200	57.98
Trudy A. Rautio	1,294	1,200	57.98
John P. Wiehoff	1,380	1,200	57.98

(3)    As of July 31, 2020, each of the non-employee directors had the following deferred stock awards and 1,211 RSUs outstanding:

Name	Deferred Stock Awards (#)
Andrew Cecere	2,550
Pilar Cruz	1,740
Michael J. Hoffman	29,214
Douglas A. Milroy	1,445
Willard D. Oberton	14,212
James J. Owens	4,085
Ajita G. Rajendra	19,377
Trudy A. Rautio	9,854
John P. Wiehoff	51,476

(4)    This column shows the aggregate grant date fair value of the stock option award granted during fiscal 2020 to our non-employee directors computed in accordance with FASB ASC Topic 718. Refer to Note 10 of the Consolidated Financial Statements in our

Annual Report on Form 10-K for fiscal 2020 for our policy and assumptions made in the valuation of share-based payments. A stock option award of 5,600 options was granted to each non-employee director on January 2, 2020, the grant date as defined in the Non-Employee Director Plan. The exercise price for these options was the closing market price of the stock on the grant date.

    As of July 31, 2020, each of the non-employee directors had the following number of stock options outstanding:

Name	Exercisable	Unexercisable
Andrew Cecere	67,567	12,333
Pilar Cruz	7,400	12,700
Michael J. Hoffman	107,167	12,333
Douglas A. Milroy	32,967	12,333
Willard D. Oberton	92,767	12,333
James J. Owens	74,767	12,333
Ajita G. Rajendra	107,167	12,333
Trudy A. Rautio	52,567	12,333
John P. Wiehoff	92,767	12,333

EXECUTIVE COMPENSATION
Compensation Committee Report
The Human Resources Committee (“HR Committee”) of the Board, acting in its capacity as the Compensation Committee of the Company, has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on such review and discussions, the HR Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended July 31, 2020.
Submitted by the Human Resources Committee
Michael J. Hoffman, Chair
Douglas A. Milroy
James J. Owens
Ajita G. Rajendra

Compensation Discussion and Analysis
Summary
The Compensation Discussion and Analysis provides information on the Company’s executive compensation program and key elements of compensation awarded for fiscal 2020 to the following Named Executive Officers (“NEOs”) whose compensation is reported in the Summary Compensation Table on page 38:

Tod E. Carpenter, Chairman, President and Chief Executive Officer (“CEO”)
Scott J. Robinson, Senior Vice President and Chief Financial Officer (“CFO”)
Thomas R. Scalf, Senior Vice President, Engine Products
Jeffrey E. Spethmann, Senior Vice President, Industrial Products
Amy C. Becker, Vice President, General Counsel and Secretary
This Compensation Discussion and Analysis should be reviewed in conjunction with the tables and narratives that follow it.

Executive Compensation Program Principles
The HR Committee establishes and administers the Company’s compensation program for its executive officers ("Officers"). Our executive compensation program is designed to support the Company's objective of creating long-term value through increasingly strong total return to stockholders. The key principles of the executive compensation strategy include:
•Aligning compensation to financial measures that balance both the Company’s annual and long-term financial results
•Providing significant portions of total compensation in variable, performance-based programs to focus the attention of our Officers on driving and increasing stockholder value
•Setting target total direct compensation based on an established proxy peer group (as recommended by an independent compensation consultant) and published market survey data
•Establishing high stock ownership requirements for our Officers
•Providing competitive pay, which enables us to attract, retain, reward, and motivate top leadership talent by generally setting compensation elements around the median of the peer group data and size-adjusted general industry survey data
The HR Committee believes the executive compensation program is a critical element for attracting and retaining a strong executive leadership team. The HR Committee also believes that the program design balances revenue and profit in a way that has contributed to the Company’s long history of delivering consistently strong return on invested capital.

Fiscal 2020 Performance Highlights
We made further progress on our strategic and operational priorities in fiscal 2020, despite significant economic headwinds in the second half of the year related to the COVID-19 pandemic. Our team showed incredible resilience, flexibility and agility as we navigated the complexities created by the pandemic and remained focused on those things under our control: expanding into new and strategically important markets, implementing optimization initiatives to increase gross margin, managing expenses and maintaining a strong financial position. These actions mitigated the impact of the pandemic on our key financial metrics; however, fiscal 2020 results were below the targets we established for our Officers’ incentive programs. The below graphs summarize the actual results versus the respective targets. Additional details, including pertinent adjustments, are provided beginning on page 31.

*    Our targets for net sales, EPS and ROI were established as a range with the midpoints reflected above.
** Refer to the Annual Incentive section for more information.
A notable portion of the variance between our actual and target performance across key financial metrics are attributed to the COVID-19 pandemic. Sales performance in the second half of fiscal 2020, which includes the periods affected by COVID-19, were significantly below the prior year and financial target. Our new equipment and first-fit businesses experienced the most pressure as production slowed or halted at many of our customers’ facilities. As expected, our diverse business model moderated the pace of sales decline, with replacement parts and strategically important businesses in new markets performing better than the Company average. Further, we mitigated the impact from lower sales on our earnings and return metrics with improvement in gross margin, due in part to our profit-improvement initiatives, combined with disciplined control of operating expenses. We ended the year in a strong financial position with our net-debt-to-EBITDA (earnings before interest, taxes, depreciation, and amortization) leverage ratio in line with our long-term target.

During fiscal 2020, we continued to advance our strategic growth priorities by expanding our technologies and solutions and extending our market access. For example, we invested in people and tools to gain share in China and highly technical markets related to food and beverage and venting solutions. We launched a new connected solution offering in our dust collection business and expanded our business related to digital sensors and indicators for filters on diesel engines. Fiscal 2020 was the last in a three-year period of elevated capital expenditures related to capacity expansion, manufacturing and supply chain optimization, IT enhancements and a new Material Research Center for Research and Development. We believe the progress we made on our strategic initiatives in fiscal 2020 positions us well for executing our plans to drive long-term profitable growth.

In addition to investing for future growth, we maintained our commitment to returning cash to shareholders through dividends and share repurchases. We paid dividends of approximately 106 million during fiscal 2020, an increase from approximately $100 million in fiscal 2019. We have paid a quarterly dividend for more than 65 years and we were added to the S&P High-Yield Dividend Aristocrat Index in January 2016 after 20 years of consecutive annual increases. We also invested $94 million to repurchase 1.6 percent of outstanding shares in fiscal 2020. In total, we returned approximately $200 million to shareholders during fiscal 2020.

We are guided by our Company purpose of Advancing Filtration for a Cleaner World, which continues to support our commitment to delivering strong returns and creating value for our stockholders.

2019 Say-on-Pay Results and Future Say-on-Pay Votes
A non-binding advisory vote regarding Say-on-Pay at the Company's 2019 annual stockholder meeting resulted in 97% of shares cast in favor of our executive compensation for the NEOs. The HR Committee believes that this strong support by stockholders reinforces our executive compensation philosophy and the structure of our program, and confirms that it is in alignment with the long-term interests of our stockholders.

Benchmarking
The HR Committee assists the Board in providing oversight on executive compensation. The HR Committee reviews and approves our overall executive compensation philosophy, strategy, and policies. As part of the annual review and approval of all compensation for our Officers, the HR Committee takes into account competitive market analysis and recommendations by our CEO and Human Resources Department, and the independent compensation consultant. For more information on the HR Committee, refer to the Corporate Governance - Human Resources Committee section of this Proxy Statement.

Compensation Consultant
The HR Committee has the authority to retain an independent compensation consultant to assist in the analysis of our executive compensation program. The HR Committee is also assisted in performing its duties by our Human Resources Department and seeks input from the CEO on compensation recommendations for the CEO's direct reports. The HR Committee engaged Willis Towers Watson as its executive compensation consultant to advise the HR Committee on matters related to executive compensation for our Officers.
Willis Towers Watson disclosed to the HR Committee other services it provides to the Company, including being engaged by management as the Company’s benefits broker since 2015 (breakout of services provided by Willis Towers Watson is included on page 19). In assessing the independence of Willis Towers Watson, the HR Committee considered the factors contained in the applicable SEC and NYSE rules, including the amount and nature of the additional consulting work provided to the Company, and concluded that no conflict of interest exists that would prevent Willis Towers Watson from independently advising the HR Committee.
Competitive Market
The HR Committee considers a competitive market assessment when establishing executive compensation programs. The annual review entails an evaluation of pay practices and benchmarking of base salary, target annual and long-term incentives, and target total direct compensation for our Officers. The market study conducted by Willis Towers Watson included competitive market 25th, 50th and 75th percentile data for all Officers. Willis Towers Watson reviewed fiscal 2020 Officer compensation recommendations made by management and participated in discussions at the July and September 2019 HR Committee meetings regarding those recommendations.
The onset of the COVID-19 global pandemic has impacted many businesses across different industries. Given the uncertainty of the economic environment and our continuous commitment to proactively manage operating expenses, total direct compensation for all Officers of the Company will remain unchanged for the foreseeable future and may be reevaluated later in fiscal 2021 based on business conditions.
Company Peer Group
For benchmarking purposes, the HR Committee established a list of peer companies (“Peer Group”) based on size and complexity comparable to Donaldson. The Peer Group was reviewed and updated in January 2018 following the process outlined below:
•Identified potential peer companies by assessing Donaldson’s current peer group, companies naming Donaldson as a peer, and ISS and Glass Lewis selected peers; and
•Conducted an analysis that focused on our size and complexity. The list of peer companies was further refined based on an analysis of the peers of our peers, revenue comparisons, industry considerations and other scope criteria such as global footprint.
The current Peer Group was used to benchmark fiscal 2020 compensation for our Officers.

Peer Group
A. O. Smith Corporation	Lincoln Electric Holdings, Inc.
AMETEK, Inc.	Modine Manufacturing Co.
Briggs & Stratton Corporation	Nordson Corporation
Colfax Corporation	Polaris Inc.
Crane Company	Regal-Beloit Corporation
Enerpac Tool Group Corp. (formerly Actuant Corporation)	Rexnord Corporation
Flowserve Corporation	Snap-On Inc.
Graco Inc.	SPX Corporation
Hubbell Inc.	The Timken Company
IDEX Corporation	The Toro Company
ITT Inc.	Watts Water Technologies, Inc.
Kennametal Inc.	Woodward, Inc.

Executive compensation information for the Peer Group is limited to individuals identified in those company filings whose positions may or may not correspond to the roles held by, and responsibilities of, our Officers. Therefore, our Peer Group information is not the only source of data the HR Committee utilizes to determine compensation for our Officers. The HR Committee also uses survey data provided by Willis Towers Watson for positions where Peer Group compensation information is insufficient.

Executive Compensation Program Elements
The primary elements of our executive compensation program consist of base salary, annual cash incentive, long-term incentives, and benefits. The HR Committee believes each compensation element is supported by the principles described in the Executive Compensation Program Principles section. The following table provides a high-level overview of each element:

	Element	Description	Purpose
Fixed Pay	Base Salary	A fixed amount of compensation, paid in cash.	Provides a market competitive pay level for each Officer based on position, scope of responsibility, individual performance, and sustained performance.
	Benefits	Benefits package includes, but is not limited to, medical, dental, vision, life, accident, disability insurance, and qualified and non-qualified retirement plans.	Provides competitive benefits and the opportunity for employees to save for retirement. All employees qualify for the same benefits except for the non-qualified plans, which are available to individuals with earnings above the IRS annual compensation limit.
	Perquisites	Executive physical assessment.	Provides a holistic preventative approach to health management for our key leadership team to minimize disruption to the Company and protect the interest of our stockholders.
Performance-Based Pay	Annual Cash Incentive	A performance-based, annual incentive that is payable in cash based on achievement of key pre-determined financial goals for the applicable fiscal year financial plan as approved by the Company's Board.	Rewards Officers for their contributions toward the Company’s and business units' achievement of specific goals. This element focuses attention on the Company’s actual financial performance and represents approximately one-fifth to one-third of the performance-based variable component of total compensation.
	Stock Options (Long-Term Incentives)	Awards are time-based and vest ratably over three years beginning on the first anniversary of grant date. Awards are granted annually and represent 50% of the total long-term incentive value.	Aligns the interests of our Officers with those of our stockholders.
Long-Term Compensation Plan (Long-Term Incentives)	Performance-based awards payable in shares of common stock based on achievement of predetermined three fiscal-year financial goals.

		Awards are granted annually and represent 50% of the total long-term incentive value.	Aligns a significant portion of each Officer's compensation to deliver long-term financial goals, encourages focus on long-term Company and business unit performance, and promotes retention.
Restricted Stock (Long-Term Incentives)	Awards are not part of the Officers' annual total compensation package and are granted on a discretionary basis based on business needs.

The HR Committee may grant a RSU award as part of the hiring of a new Officer, in recognition of a significant change in roles and responsibilities for an Officer, or as a retention vehicle for a current Officer.

		Awards generally vest over three years in one-third increments.	Aligns the interests of our Officers with those of our stockholders.

Compensation Mix at Target
It is a key principle of our executive compensation program that a significant portion of an Officer’s compensation is performance-based, and the performance-based compensation is proportionally increased based on position level in the Company. Our performance-based awards consist of the annual cash incentive and long-term incentives. Below is the compensation mix at target awarded by the HR Committee for fiscal 2020:

The Company’s financial results directly drive the actual total direct compensation paid to our NEOs. Based on fiscal 2020 Company performance, actual total direct compensation earned for the year was below the target levels established for our NEOs.

	Fiscal 2020 Total Direct Compensation (TDC)			Fiscal 2020 Performance-Based Incentive Plan Payout Achievement
Name	Target TDC (1) ($)	Actual TDC (2) ($)	Actual as % of Target TDC	Annual Incentive Plan (3)	Long-Term Compensation Plan (4)
Tod E. Carpenter	5,834,039	5,305,087	91%	23%	111.2%
Scott J. Robinson	1,827,030	1,626,143	89%	23%	111.2%
Thomas R. Scalf	1,458,475	1,333,266	91%	35%	111.2%
Jeffrey E. Spethmann	1,432,892	1,277,654	89%	23%	111.2%
Amy C. Becker	1,180,862	1,050,864	89%	23%	111.2%
_______________
(1)    Target TDC consists of base salary, target annual cash incentive for fiscal 2020, grant date fair value for the LTCP award for the three-year period ended July 31, 2020, and the grant date fair value of the annual stock option award for fiscal 2020.
(2)    Actual TDC consists of earned base salary, annual cash incentive earned for fiscal 2020, LTCP award payout value (based on July 31, 2020 closing stock price) for the three-year period ended July 31, 2020, and the grant date fair value of the annual stock option award for fiscal 2020.
(3)    Below target payout based on financial performance for fiscal 2020. Refer to our Annual Incentive section for additional information.
(4)    Above target payout based on financial performance for fiscal 2018-2020. Refer to the Long-Term Incentives section for additional information.

Base Salary
The HR Committee reviews Officers’ base salaries annually and may adjust them based on market competitiveness and individual performance. The following table outlines fiscal 2020 base salary increases for our NEOs as approved by the HR Committee based on a market analysis completed by Willis Towers Watson.

Name	Fiscal 2020 Base Salary	Fiscal 2019 Base Salary	Increase %	Fiscal 2020 Competitive Market Positioning
Tod E. Carpenter	$1,000,000	$975,000	2.6%	Within a reasonable competitive range
Scott J. Robinson	$520,000	$500,000	4.0%	Within a reasonable competitive range
Thomas R. Scalf	$470,000	$460,000	2.2%	Within a reasonable competitive range
Jeffrey E. Spethmann	$455,000	$440,000	3.4%	Within a reasonable competitive range
Amy C. Becker	$415,000	$405,000	2.5%	Within a reasonable competitive range
Annual Incentive
Each year, the HR Committee leverages competitive market data to establish the annual cash incentive target opportunities for Officers and to set the target incentive opportunities as a percentage of base salary. For fiscal 2020, the individual incentive target opportunity for our NEOs ranged from 60% to 115% of base salary.
Under our annual cash incentive plan, potential payouts range from 0% to 200% of the target incentive opportunity based on financial performance achievements at fiscal year-end.
Performance Goals. Our annual incentive program for Officers is based on three financial measures: EPS, net sales, and return on investment (ROI). All performance measures and associated goals are approved by the HR Committee each year based on the Company's Board-approved financial plan for the applicable fiscal year. For fiscal 2020, the HR Committee established a performance target range of ±1% of the net sales target measure. This is consistent with the approach established in prior years since the HR Committee recognized the volatility of market conditions and multiple variables involved in creating the business plan. Corporate EPS and ROI were also established with a performance range at 100% of the target incentive payment. The target range setting approach provided flexibility in plan design as a result of the externalities influencing budgeting and forecasting accuracy. The HR Committee also established performance threshold and maximum levels for all measures.
Annual incentive awards for Officers with corporate responsibility (Mr. Carpenter, Mr. Robinson, and Ms. Becker) are based on the Company’s overall financial results. The annual incentive awards for Officers with business segment responsibility (Mr. Scalf and Mr. Spethmann) are based on the Company's overall diluted EPS and their specific business segment results for net sales and ROI.
For fiscal 2020, our annual incentive plans for Officers were reviewed and approved by the HR Committee at its September 2019 meeting. The plan provided that incentive targets and achievement can exclude items related but not limited to changes in tax laws, accounting rule changes, and acquisitions if approved by the HR Committee.
The table below describes performance targets and actual results for fiscal 2020 overall Company performance measures. We concluded the fiscal year with payouts ranging from 23% to 35% of target for the NEOs.

Fiscal 2020 Performance Measures (1)	Weighting	Threshold	Target	Maximum	Actual	Payout Scheme (5)
Company Net Sales - Incentive	30%	$2.601 billion	$2.861 billion -$2.919 billion	$3.179 billion	$2.582 billion	0%
Company Diluted EPS - Incentive (2)	50%	$1.96	$2.31 - $2.34	$2.69	$2.00	46.86%
Company ROI - Incentive	20%	15.5%	17.2% - 17.4%	19.1%	14.9%	0%
Engine Net Sales - Incentive (3)	30%	$1.727 billion	$1.900 billion - $1.938 billion	$2.111 billion	$1.727 billion	40.14%
Engine ROI - Incentive (3)	20%	18.1%	20.1%	22.1%	17.4%	0%
Industrial Net Sales - Incentive (4)	30%	$0.874 billion	$0.962 billion - $0.981 billion	$1.068 billion	$0.854 billion	0%
Industrial ROI - Incentive (4)	20%	17.3%	19.2%	21.1%	16.0%	0%
_______________
(1)    The HR Committee defined Diluted EPS-Incentive as GAAP diluted EPS and defined ROI-Incentive as net earnings divided by average capital during the period.
(2)    The Company Diluted EPS - Incentive measure applied to all of the Officers.
(3)    Mr. Scalf's fiscal 2020 annual cash incentive plan was tied to Engine Net Sales - Incentive and Engine ROI - Incentive.
(4)    Mr. Spethmann's fiscal 2020 annual cash incentive plan was tied to Industrial Net Sales - Incentive and Industrial ROI - Incentive.
(5)     Represents payout results prior to applying the respective weighting for each measure.

Calculation Methodology. For each performance measure, a payout multiplier from 0% to 200% of target incentive amount is based on the level of achievement. The overall calculation methodology and payout design are illustrated below.

Target Incentive Award Amount				Financial Performance Payout %						Annual Incentive Payout

			X						=
Base Salary	x	Target Incentive Percentage		Net Sales - Incentive Achievement	+	Diluted EPS - Incentive Achievement	+	ROI - Incentive Achievement

				x		x		x
				Payout Scheme (1)		Payout Scheme (1)		Payout Scheme (1)
				x		x		x
				30% Measure Weighting		50% Measure Weighting		20% Measure Weighting

____________________
(1)    0% payout if achievement is below threshold performance
    40% of target incentive payout if achievement is at threshold performance
    100% of target incentive payout if achievement is at financial plan target performance
    200% of target incentive payout if achievement is at maximum performance

    Payout will be interpolated when achievement level is between any of the predetermined performance levels outlined above.

Payouts. Based on the financial performance achievement level for fiscal 2020, actual payouts for our NEOs ranged from 23% to 35% of target. The overall annual incentive payment for each NEO is set forth below.

Name	Target Award as a % of Base Salary	Target Award ($)	Actual Payout ($)
Tod E. Carpenter	115%	1,150,000	269,429
Scott J. Robinson	75%	390,000	91,371
Thomas R. Scalf	65%	305,500	108,363
Jeffrey E. Spethmann	65%	295,750	69,290
Amy C. Becker	60%	249,000	58,337
Long-Term Incentives
The long-term incentives plan design includes a mix of 50% performance-based awards and 50% non-qualified stock options, which are tied to our common stock to align the interests of our Officers to those of our stockholders. On an annual basis, the HR Committee determines the long-term incentive values for each Officer based on market data provided in the analysis prepared by Willis Towers Watson.
During fiscal 2020, the following long-term incentive awards were granted to our NEOs:

Name	Long-Term Compensation Plan Award (Target Shares)	Stock Option Award (Shares)
Tod E. Carpenter	38,900	178,600
Scott J. Robinson	9,700	44,600
Thomas R. Scalf	7,700	35,200
Jeffrey E. Spethmann	7,700	35,200
Amy C. Becker	5,400	24,700

The Long-Term Compensation Plan ("LTCP") awards for the fiscal 2020-2022 performance cycle (August 1, 2019 through July 31, 2022) were approved at the September 2019 HR Committee meeting. The annual stock option awards were granted on September 26, 2019, vest ratably over three years, and have an exercise price of $51.61, the closing stock price on the date of the grant.
Long-Term Compensation Plan. Our LTCP links a significant portion of the pay-at-risk component of our Officers' total compensation to the achievement of predetermined levels of the Company's long-term financial performance. The LTCP award represents approximately half of the total long-term incentive value. Each award measures performance over a three fiscal-year period, and a new three-year performance cycle is established annually. The payout is based on the attainment of predetermined financial performance goals with earning opportunities ranging from 0% to 200% of the target award value. This award is paid out in Company stock to further strengthen the alignment between the interests of our Officers and those of our stockholders.
Based on competitive market data, the HR Committee establishes new awards, including the financial performance objectives, the award matrix, and payout targets (the number of performance units), for our Officers annually. The target number of performance units is based on that award value divided by the Company's three-month weighted average closing stock price closest to the September HR Committee meeting.
The LTCP utilizes two performance measures that the HR Committee believes are key to the creation of stockholder value: growth in net sales and ROI. These targets are approved by the HR Committee at the beginning of each performance cycle based on a three-year growth projection. The HR Committee believes it is a key objective for the Company to maintain a certain level of ROI for our stockholders. The ROI threshold performance level must be achieved to deliver a payout. Therefore, a payout range between 10% and 50% of target is available based on achievement of predetermined threshold ROI results and below threshold attainment for net sales.
The LTCP performance measures and financial targets are approved by the HR Committee at the beginning of each performance cycle. The performance results may be subject to certain adjustments, depending on their materiality or otherwise as determined appropriate by the HR Committee. For the fiscal 2018-2020 performance cycle ended July 31, 2020, the Company ROI - Incentive result was adjusted for the impact of the Tax Cuts and Jobs Act of 2017 (the "Tax Act") and for the lease accounting rule change. The performance targets, actual results and payouts are set forth below:

Fiscal 2018-2020 Performance Measures	Target	Actual	Payout Achievement
Company Net Sales - Incentive	$7,902,807	$8,160,820	111.2%
Company ROI - Incentive	17.2%	15.5%

The LTCP payouts are based on the position the NEO held at the beginning of the cycle and the length of time in that role. Target awards and actual payouts for the cycle ended July 31, 2020 for our NEOs were:

Fiscal 2018-2020 LTCP Cycle	Mr. Carpenter	Mr. Robinson	Mr. Scalf	Mr. Spethmann	Ms. Becker
Target Shares	37,700	9,400	6,500	6,500	5,400
Total Weighted Payout Achievement	111.2%	111.2%	111.2%	111.2%	111.2%
Actual Share Payout	41,922	10,453	7,228	7,228	6,005

Stock Options. The HR Committee grants non-qualified stock option awards to our Officers annually. Stock options represent approximately one-half of the long-term incentive value as approved by the HR Committee. Each stock option award has a ten-year term and vests over three years in one-third increments beginning on the first anniversary of the grant date. Stock options can provide compensation when they vest and the market price exceeds the exercise price, which is the market closing price on the date of the grant.
For stock options granted prior to fiscal 2011, awards provided to an Officer within the first five years of being named an Officer had a reload provision in which a new option grant was established upon exercise of the original grant. As of September 17, 2018, none of our Officers have outstanding awards with a reload provision.
Restricted Stock Units. Donaldson may grant restricted stock units (RSUs) to Officers on a limited basis in connection with a competitive hiring offer, recognition of a significant change in roles and responsibilities, and/or as a retention vehicle. RSU awards generally vest over three years in one-third increments beginning on the first anniversary of the grant date. Award recipients are eligible to accrue dividend equivalent units during the vesting period. All dividend equivalent units are subject to the same vesting condition as the underlying RSUs. None of the NEOs received a RSU award in fiscal 2020.
Benefits
We provide a competitive total rewards program to our Officers, including indirect compensation such as health and welfare benefits and retirement benefits. The following benefits are provided to our Officers.
Health and Welfare Benefits. Our U.S. Officers participate in the same health and welfare programs as all other Company U.S. salaried employees.
Retirement Benefits. Our U.S. Officers participate in the following retirement plans, which are provided to most other Company U.S. salaried employees:
•Retirement Savings and Employee Stock Ownership Plan is a defined contribution plan designed to meet the requirements of a qualified plan under ERISA and the Internal Revenue Code and to encourage our employees to save for retirement. All U.S. employees are eligible to participate in this plan. Eligible participants can contribute up to 50% of their total cash compensation (within the IRS annual deferral limits) on a pretax or after-tax basis. Most participants are eligible for a Company match and an annual Company contribution. The Company match is 100% of the first 3% of compensation that a participant contributes plus 50% of the next 2% of compensation that a participant contributes. The Company annual contribution equals 3% of a participant's total compensation.
•Salaried Employees’ Pension Plan is a defined benefit pension plan that provides retirement benefits to eligible U.S. employees through a cash balance benefit. It is designed to meet the requirements of a qualified plan under ERISA and the Internal Revenue Code. See the Pension Benefits Table and narrative for more information on this plan. Effective August 1, 2016, employees no longer accrue Company contribution credits under the plan.
Executive Benefits. The Company also provides the following benefit plans to our Officers to compete for key executive talent:
•Deferred Compensation and 401(k) Excess Plan
•Excess Pension Plan (as of August 1, 2016, employees no longer accrue Company contribution credits)

For details on these plans, refer to the Pension Benefits Table and narrative and the Non-Qualified Deferred Compensation Table and narrative.
Perquisites
We provide the following benefits to our Officers to enhance competitive advantage for the organization as well as to minimize business disruptions.
Executive Education. Select Officers leading major business segments or functions are eligible for selection to participate in an advanced management program as an important tool to further develop top leadership talent. Executive education offers our Officers comprehensive training and enhances knowledge that can be translated into new organizational capabilities. This type of leadership development is also aimed at fostering employee engagement and increasing our talent pipeline.
Executive Physical. All Officers are eligible for an annual executive physical with an approximate value of $5,000 to cover a health and wellness assessment. The purpose of this program is to provide our key leadership team with a holistic preventative approach to health management to minimize disruption to the Company and protect the interest of our stockholders.
Except for these annual executive physical and executive education programs, we do not offer any other perquisites to executives that are not available to our employees.
Change in Control Agreements
The Company has entered into a "double trigger" Change in Control Agreement (“CIC Agreement”) with each of our Officers. Other than the CIC Agreements, we do not have any employment contracts with our NEOs. The change in control arrangements are designed to:
•Allow our Officers to take actions in the best interests of our stockholders without the personal distraction that could arise in connection with an anticipated or actual change in control
•Provide for a stable work environment by alleviating the financial impact of termination of employment
•Assure that we will have the continued dedication of our Officers by diminishing the loss of key leaders that may occur as a result of personal uncertainties and risks
Additional information regarding our CIC Agreement is provided in the “Potential Payments Upon Termination or Change in Control” section beginning on page 46.
Executive Incentive Compensation Clawback Policy
In July 2019, the Company formalized and adopted its current clawback policy. All annual and long-term incentive awards held by Officers are subject to forfeiture and/or recoupment in the event of a financial restatement due to material noncompliance of the Company with financial reporting requirements or if the HR Committee determines that the executive officer has engaged in certain misconduct in accordance with the terms of the policy.
Stock Ownership Requirements
The HR Committee has established above-market stock ownership requirements for our Officers. This requirement links a significant portion of their personal holdings to the Company’s long-term success and further aligns Officers' interests to those of our stockholders. The stock ownership is defined based on common market practice by our peer group and companies of similar size. Our requirement levels remain unchanged from the prior year.

Position	Donaldson Stock Ownership Requirement	Common Market Practice on Stock Ownership Requirement
CEO	10 times base salary	5 times base salary
CFO & Senior Vice Presidents	5 times base salary	3 times base salary
Vice Presidents	3 times base salary	1 time base salary

The HR Committee defines ownership as follows:
•All shares of Company stock owned by an Officer;
•Unvested restricted stock less assumed tax withholding rate; and
•In-the-money vested (unexercised) stock options less the exercise cost and assumed tax withholding rate. In-the-money stock options are included to ensure that our Officers are provided with the greatest upside potential and downside accountability to our stock price.
Officers are expected to meet their ownership requirement within five years of being named an Officer for one of the position levels outlined above. As of the end of fiscal 2020, the NEOs with at least five years in their position have satisfied their stock ownership requirement, except for Mr. Scalf. Mr. Scalf recently reached five years and was impacted by the decline in our stock price as a result of the economic downturn caused by the COVID-19 global pandemic.
Stock ownership progress for other Officers still in their first five years has also been effected by the recent global economic performance. All Officers are committed to and will continue to make progress in achieving their stock ownership requirements.
Stock Hedging and Pledging Policy
The Company's Hedging and Pledging Policy prohibits the Company’s directors and Officers from engaging in a hedge of Company stock, which includes any instrument or transaction through which the director or Officer offsets or reduces exposure to the risk of price fluctuations in Company stock. The policy does not restrict hedging by non-Officer employees or by designees of directors or Officers, or hedging securities indirectly owned. The policy also prohibits pledges of Company stock (e.g., as collateral for a loan or by holding Company securities in a margin account) by directors or Officers.
Tax Considerations
Section 162(m) of the Internal Revenue Code imposes a limit of $1 million in compensation per year on the amount public companies may deduct with respect to certain executive officers. Prior to the Tax Act, the Company was able to deduct most of its performance-based executive compensation pursuant to an exception that was repealed by the Tax Act. While the Tax Act significantly reduces the amount of compensation we can deduct under Section 162(m), our performance-based programs remain central to our compensation program and the HR Committee continues to believe that stockholder interests are best served if its discretion and flexibility in structuring and awarding compensation is not restricted even though some compensation awards may have resulted in the past, and are expected to result in the future, in non-deductible compensation expense to the Company.
The HR Committee designs and administers our equity compensation, our non-qualified deferred compensation, and CIC Agreements to be in compliance with Section 409A, the federal tax rules affecting non-qualified deferred compensation.

Compensation Risk Analysis
The Company has reviewed and assessed the risks arising from its compensation plans. We determined that our compensation programs, policies, and practices for our employees are not likely to have a material adverse effect on the Company. In making this determination, we took into account the compensation mix for our employees along with the various risk control features of our programs, including balanced performance targets, stock ownership guidelines, and appropriate incentive caps.

Summary Compensation Table
The following table summarizes compensation awarded to or earned by individuals who served as Chief Executive Officer and Chief Financial Officer during fiscal 2020 and each of the other three most highly compensated Officers who served in such capacities as of July 31, 2020.

Name and Principal Position	Year	Salary (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (5) ($)	All Other Compensation (6) ($)	Total ($)
Tod E. Carpenter	2020	1,033,654	2,007,629	1,975,495	269,429	83,788	113,234	5,483,229
Chairman, President and	2019	970,192	2,293,155	2,069,541	673,215	85,893	178,392	6,270,388
Chief Executive Officer	2018	942,308	1,712,711	1,502,426	1,598,571	8,872	173,065	5,937,953

Scott J. Robinson	2020	536,154	500,617	493,321	91,371	—	142,530	1,763,993
Senior Vice President and	2019	491,923	589,335	514,098	235,390	—	47,067	1,877,813
Chief Financial Officer	2018	451,539	427,042	375,357	490,432	—	46,207	1,790,577

Thomas R. Scalf	2020	486,154	397,397	389,347	108,363	134,389	47,189	1,562,839
Senior Vice President,	2019	456,154	466,800	406,006	153,770	108,022	144,533	1,735,285
Engine Products	2018	437,254	295,295	257,559	417,757	—	64,361	1,472,226

Jeffrey E. Spethmann	2020	469,615	397,397	389,347	69,290	17,332	48,025	1,391,006
Senior Vice President,	2019	432,308	466,800	406,006	196,863	14,436	59,422	1,575,835
Industrial Products	2018	395,808	295,295	257,559	402,021	—	53,693	1,404,376

Amy C. Becker	2020	429,038	278,694	273,207	58,337	80,861	41,178	1,161,315
Vice President, General	2019	401,250	326,760	284,731	139,822	67,774	57,569	1,277,906
Counsel and Secretary	2018	380,109	245,322	214,632	294,856	—	49,243	1,184,162
_____________
(1)    This column represents base salary earned by the NEOs for the reported fiscal years. The amounts reflect any applicable cash compensation deferred at the election of the NEOs under the Deferred Compensation and 401(k) Excess Plan. For more information on the Deferred Compensation and 401(k) Excess Plan, see the Non-Qualified Deferred Compensation section.
(2)    This column represents the aggregate grant date fair value of performance-based stock awards granted during the fiscal year under our Long-Term Compensation Plan for our NEOs and does not reflect compensation actually received by the NEOs. The performance award grant date fair value is based on the outcome of the performance conditions at the target payout under each award included in the column. The aggregate grant date fair value is computed in accordance with FASB ASC Topic 718. Assuming achievement of the maximum 200% of target performance, the value of the Long-Term Compensation Plan awards for the fiscal 2020-2022 cycle would be: Mr. Carpenter, $4,015,258 Mr. Robinson, $1,001,234; Mr. Scalf, $794,794; Mr. Spethmann, $794,794; and Ms. Becker, $557,388.
    Refer to Note 10 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2020 for our policy and assumptions made in the valuation of share-based payments.
(3)    This column represents the aggregate grant date fair value of stock option awards granted during the fiscal year under the Company’s 2010 Master Stock Incentive Plan. These amounts were calculated in accordance with FASB ASC Topic 718. Refer to Note 10 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2020 for our policy and assumptions made in the valuation of share-based payments. The grant price for annual stock option awards was the closing stock price on the date of grant.
(4)    This is the amount earned under our Annual Cash Incentive Plan as described in the Compensation Discussion and Analysis. Our NEOs can elect to defer all or a portion of their annual cash incentive to the Deferred Compensation and 401(k) Excess Plan.
(5)    This column includes the annual change, if positive on an aggregate basis, in the value of our NEOs' pension benefits for the following plans:
•Salaried Employees’ Pension Plan
•Excess Pension Plan

(6)    The All Other Compensation amounts for fiscal 2020 included the following:

Name	Retirement Contributions (a) ($)	Life Insurance (b) ($)	Restricted Stock Dividend ($)	Executive Physical (c) ($)	Other (d) ($)	Total ($)
Tod E. Carpenter	105,079	3,701	—	4,454	—	113,234
Scott J. Robinson	52,693	1,290	6,300	247	82,000	142,530
Thomas R. Scalf	44,278	1,290	—	1,621	—	47,189
Jeffrey E. Spethmann	46,070	1,955	—	—	—	48,025
Amy C. Becker	37,722	2,412	—	1,044	—	41,178
______________
a.This includes the Company match to the Retirement Savings and Employee Stock Ownership Plan as well as the
    Deferred Compensation and 401(k) Excess Plan.
b.The imputed income on the Company-provided basic life insurance in excess of $50,000.
c.The imputed income for health assessments that are not covered through regular medical insurance offered by the
    Company.
d.Includes costs associated with Mr. Robinson's executive education in relation to his management duties as described in the Compensation Discussion and Analysis section.

Fiscal 2020 Grants of Plan-Based Awards Table
This table provides information regarding all plan-based awards granted to our NEOs during fiscal 2020 as follows:
•Fiscal 2020 annual cash incentive pursuant to the Annual Cash Incentive Plan;
•Stock awards pursuant to the Long-Term Compensation Plan for the three-year performance cycle
(fiscal 2020-2022); and
•Annual stock options granted pursuant to the 2010 Master Stock Incentive Plan during fiscal 2020.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name and Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Tod E. Carpenter
Annual Cash Incentive		460,000	1,150,000	2,300,000
Stock Awards	9/26/2019				3,890	38,900	77,800				2,007,629
Annual Stock Option (3)	9/26/2019								178,600	51.61	1,975,495
Scott J. Robinson
Annual Cash Incentive		156,000	390,000	780,000
Stock Awards	9/26/2019				970	9,700	19,400				500,617
Annual Stock Option (3)	9/26/2019								44,600	51.61	493,321
Thomas R. Scalf
Annual Cash Incentive		122,200	305,500	611,000
Stock Awards	9/26/2019				770	7,700	15,400				397,397
Annual Stock Option (3)	9/26/2019								35,200	51.61	389,347
Jeffrey E. Spethmann
Annual Cash Incentive		118,300	295,750	591,500
Stock Awards	9/26/2019				770	7,700	15,400				397,397
Annual Stock Option (3)	9/26/2019								35,200	51.61	389,347
Amy C. Becker
Annual Cash Incentive		99,600	249,000	498,000
Stock Awards	9/26/2019				540	5,400	10,800				278,694
Annual Stock Option (3)	9/26/2019								24,700	51.61	273,207
_______________
(1)    The Threshold, Target, and Maximum represent the range of potential payments for fiscal 2020 under the Annual Cash Incentive Plan described in the Compensation Discussion and Analysis based on the NEOs’ base salary as of July 31, 2020. The threshold amount reflects payment at threshold performance achievement across all applicable financial goals. The amount actually earned and paid out is based on the attainment of pre-established performance goals and is reflected in the Summary Compensation Table.
(2)    The Threshold, Target, and Maximum represent the range of payments under the Long-Term Compensation Plan described in the Compensation Discussion and Analysis. The amounts in these columns reflect shares of stock and are based on the attainment of pre-established three fiscal-year performance goals.
(3)    The annual stock option awards were granted to our NEOs on September 26, 2019 as described in the Compensation Discussion and Analysis section. These grants were approved by the HR Committee at its September meeting. All options were granted with an exercise price equal to the closing stock price of the Company’s common stock on the date of the grant and vest in three equal annual installments beginning on the first anniversary of the grant date.

Outstanding Equity Awards at 2020 Fiscal Year-End
The following table summarizes the equity awards held by our NEOs as of the last day of fiscal 2020.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested (3) ($)
Tod E. Carpenter
Stock Options	12/10/2010	15,000	—	29.07	12/10/2020
	12/9/2011	24,000	—	34.88	12/9/2021
	12/7/2012	24,500	—	33.58	12/7/2022
	12/9/2013	23,500	—	42.07	12/9/2023
	4/1/2014	20,000	—	42.68	4/1/2024
	12/5/2014	54,000	—	38.78	12/5/2024
	1/30/2015	55,000	—	36.56	1/30/2025
	12/17/2015	160,500	—	28.00	12/17/2025
	12/16/2016	166,500	—	42.72	12/16/2026
	9/22/2017	100,333	50,167	45.43	9/22/2027
	9/21/2018	50,667	101,333	59.18	9/21/2028
	9/26/2019	—	178,600	51.61	9/26/2029

Performance Shares
8/1/2018 - 7/31/21								39,300	1,899,762
8/1/2019 - 7/31/22								38,900	1,880,426
Scott J. Robinson
Stock Options	12/17/2015	24,000	—	28.00	12/17/2025
	12/16/2016	37,000	—	42.72	12/16/2026
	9/22/2017	25,067	12,533	45.43	9/22/2027
	9/21/2018	13,000	26,000	59.18	9/21/2028
	9/26/2019	—	44,600	51.61	9/26/2029

Restricted Stock	12/8/2015					7,500	362,550

Performance Shares
8/1/2018 - 7/31/21								10,100	488,234
8/1/2019 - 7/31/22								9,700	468,898
Thomas R. Scalf
Stock Options	12/10/2010	1,000	—	29.07	12/10/2020
	12/9/2011	4,000	—	34.88	12/9/2021
	12/7/2012	7,000	—	33.58	12/7/2022
	12/9/2013	10,500	—	42.07	12/9/2023
	12/5/2014	26,000	—	38.78	12/5/2024
	12/17/2015	29,500	—	28.00	12/17/2025
	12/16/2016	28,500	—	42.72	12/16/2026
	9/22/2017	17,200	8,600	45.43	9/22/2027
	9/21/2018	10,267	20,533	59.18	9/21/2028
	9/26/2019	—	35,200	51.61	9/26/2029

Performance Shares
8/1/2018 - 7/31/21								8,000	386,720
8/1/2019 - 7/31/22								7,700	372,218

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested (3) ($)
Jeffrey E. Spethmann
Stock Options	2/18/2013	7,500	—	37.60	2/18/2023
	12/9/2013	10,500	—	42.07	12/9/2023
	12/5/2014	12,000	—	38.78	12/5/2024
	12/17/2015	13,500	—	28.00	12/17/2025
	4/4/2016	10,000	—	31.35	4/4/2026
	12/16/2016	24,000	—	42.72	12/16/2026
	9/22/2017	17,200	8,600	45.43	9/22/2027
	9/21/2018	10,267	20,533	59.18	9/21/2028
	9/26/2019	—	35,200	51.61	9/26/2029

Performance Shares
8/1/2018 - 7/31/21								8,000	386,720
8/1/2019 - 7/31/22								7,700	372,218
Amy C. Becker
Stock Options	12/10/2010	6,000	—	29.07	12/10/2020
	12/9/2011	6,000	—	34.88	12/9/2021
	12/7/2012	3,500	—	33.58	12/7/2022
	12/6/2013	3,000	—	42.05	12/6/2023
	12/5/2014	14,500	—	38.78	12/5/2024
	12/17/2015	18,500	—	28.00	12/17/2025
	12/16/2016	19,000	—	42.72	12/16/2026
	9/22/2017	14,333	7,167	45.43	9/22/2027
	9/21/2018	7,200	14,400	59.18	9/21/2028
	9/26/2019	—	24,700	51.61	9/26/2029

Performance Shares
8/1/2018 - 7/31/21								5,600	270,704
8/1/2019 - 7/31/22								5,400	261,036
_______________
(1)    Stock options have a ten-year term and vest in three equal annual installments beginning on the first anniversary of the grant date. The vesting dates for options unexercisable as of July 31, 2020 are as follows:

		Stock Options Vesting
		September	September	September
Name	Grant Date	2020	2021	2022
Tod E. Carpenter	9/22/2017	50,167
	9/21/2018	50,666	50,667
	9/26/2019	59,534	59,533	59,533
Scott J. Robinson	9/22/2017	12,533
	9/21/2018	13,000	13,000
	9/26/2019	14,867	14,866	14,867
Thomas R. Scalf	9/22/2017	8,600
	9/21/2018	10,266	10,267
	9/26/2019	11,734	11,733	11,733
Jeffrey E. Spethmann	9/22/2017	8,600
	9/21/2018	10,266	10,267
	9/26/2019	11,734	11,733	11,733
Amy C. Becker	9/22/2017	7,167
	9/21/2018	7,200	7,200
	9/26/2019	8,234	8,233	8,233

(2)    Restricted stock awards generally cliff vest at the end of the fifth anniversary of the grant date. The market value is calculated using the closing price of the Company's common stock on the NYSE at the end of fiscal 2020.
(3)     These amounts represent the Target payout for the performance-based stock awards pursuant to the Long-Term Compensation Plan as described in the Compensation Discussion and Analysis section. The market value is calculated using the closing price of the Company's common stock on the NYSE at the end of fiscal 2020.
Fiscal 2020 Option Exercises and Stock Vested Table
The following table summarizes information on stock option awards exercised during fiscal 2020, the Long-Term Compensation Plan payouts for the cycle ending July 31, 2020, and restricted stock awards that vested during fiscal 2020 for our NEOs. For stock options, the value realized is based on the difference between the market price of our common stock at exercise and the exercise price. For stock awards, the value realized on vesting is based on the market price of our common stock at vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Tod E. Carpenter	—	—	41,922	1,930,927
Scott J. Robinson	—	—	10,453	481,465
Thomas R. Scalf	—	—	7,228	332,922
Jeffrey E. Spethmann	—	—	7,228	332,922
Amy C. Becker	6,000	218,910	6,005	276,590
_______________
(1) Amount reported represents the market price of our common stock on the exercise date, less the exercise price, multiplied by the number of shares exercised.
(2)    Amount reported represents the closing price of our common stock as of the vesting date multiplied by the number of shares acquired on vesting.
Pension Benefits
The Company provides pension benefits to our U.S. Officers through the following plans:
•Salaried Employees’ Pension Plan
•Excess Pension Plan

Salaried Employees’ Pension Plan
The Salaried Employees’ Pension Plan is a defined benefit plan that provides cash balance retirement benefits to eligible employees. The Company contribution credits vary with service, age, and compensation. A participant’s benefit is 100% vested after three years of service. At retirement or termination, a participant who has a vested benefit can receive a distribution in the form of a lump sum or an actuarially equivalent annuity.
Effective August 1, 2016, employees no longer accrue Company contribution credits under the plan. Participants' cash balances continue to increase annually with interest credits. An employee’s account earns interest each year based on the average yield on one-year Treasury Constant Maturities during the month of June prior to the plan year plus 1%. This is the interest crediting rate. The minimum annual interest crediting rate is 4.83%.
Excess Pension Plan
The Excess Pension Plan mirrors the Salaried Employees’ Pension Plan. This plan is an unfunded, non-qualified plan that primarily provides retirement benefits that cannot be paid under the Salaried Employees’ Pension Plan due to the Internal Revenue Code limitations on qualified plans for compensation and benefits. Vested benefits are paid out of this plan on or after termination or retirement in up to 20 annual installments or a lump sum according to elections made by the participant in accordance with applicable IRS regulations.
Same as the Salaried Employees’ Pension Plan, employees no longer accrue Company contribution credits under this plan effective August 1, 2016.

Fiscal 2020 Pension Benefits
The following table summarizes information with respect to pension plans for each eligible NEO.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Tod E. Carpenter	Salaried Employees’ Pension Plan	20	686,007	—
	Excess Pension Plan	20	470,185	—
Scott J. Robinson (2)	Salaried Employees’ Pension Plan	—	—	—
	Excess Pension Plan	—	—	—
Thomas R. Scalf	Salaried Employees’ Pension Plan	27	760,127	—
	Excess Pension Plan	27	161,186	—
Jeffrey E. Spethmann	Salaried Employees’ Pension Plan	3	98,087	—
	Excess Pension Plan	3	34,050	—
Amy C. Becker	Salaried Employees’ Pension Plan	19	587,297	—
	Excess Pension Plan	19	40,995	—
_______________
(1)    The present value of the accumulated benefit for the Salaried Employees’ Pension Plan and the Excess Pension Plan was determined by projecting the July 31, 2020 cash balance amounts to age 65 using a 5.0% interest credit rate and discounting it using a 2.31% interest rate.
The actual accrued balances as of the end of fiscal 2020 are reflected in the table below. For additional assumptions used in this calculation, refer to Note 11 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2020.

Name	Salaried Employees’ Pension Plan ($)	Excess Pension Plan ($)
Tod E. Carpenter	622,389	426,581
Scott J. Robinson	—	—
Thomas R. Scalf	571,351	121,156
Jeffrey E. Spethmann	76,654	26,609
Amy C. Becker	461,954	32,246

(2)    Mr. Robinson was hired after August 1, 2013 and, therefore, is not eligible to participate in our Salaried Employee's Pension Plan or the Excess Pension Plan.

Non-Qualified Deferred Compensation
U.S. Officers are eligible to defer the following compensation through the Deferred Compensation and 401(k) Excess Plan ("Deferred Comp Plan"):
•Up to 75% of base salary
•Up to 100% of annual cash incentive
•Up to 100% of the LTCP award
•Up to 25% of compensation in excess of the qualified plan compensation limits ($280,000 for 2019 and $285,000 for 2020)
Prior to calendar 2020, participants were able to allocate the deferrals of base salary and annual cash incentive to be credited with a fixed rate of return (as approved by the HR Committee) equal to the ten-year Treasury Bond rate or to one or more investment funds.
Effective January 1, 2020, participants are only able to allocate the deferrals of base salary and annual cash incentive to one or more investment funds. Several mutual fund investments are available, and funds may be reallocated among the investment alternatives at any time. Some of the funds mirror the funds utilized in our Retirement Savings and Employees Stock Ownership Plan. These amounts are funded through a non-qualified “rabbi” trust.
All LTCP awards are funded through a non-qualified “rabbi” trust and paid out in stock. These deferrals earn quarterly dividends that are paid in the Company’s common stock.
Payments are made under these plans in the form of a lump sum or annual installments. Prior to calendar 2020, participants could elect annual installments up to 20 years. Effective January 1, 2020, annual installment distributions can be elected for up to 10 years. The deferral elections and payment elections are made in accordance with the timing requirements of applicable IRS regulations.
The following table summarizes participation of our NEOs in our Deferred Comp Plan.
Fiscal 2020 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (3) ($)
Tod E. Carpenter	76,404	84,879	(64,046)	—	1,268,565
Scott J. Robinson	22,866	32,493	437	—	101,749
Thomas R. Scalf	39,302	23,773	10,744	—	391,706
Jeffrey E. Spethmann	58,465	25,475	(4,243)	—	247,321
Amy C. Becker	53,089	17,965	47,128	—	465,494
______________

(1)    Includes amounts in 401(k) excess contributions for all NEOs and the following deferrals reported as part of each NEO's salary and non-equity incentive plan compensation in the Summary Compensation Table:
•$23,403.95 deferred base salary for Mr. Scalf
•$22,605.75 deferred base salary and $19,686 deferred bonus for Mr. Spethmann
•$17,365 deferred base salary and $13,982 deferred bonus for Ms. Becker
(2)    This reflects the Company match for any applicable deferred salary, deferred annual incentive, and 401(k) Excess contributions.
    These amounts are reported under All Other Compensation in the Summary Compensation Table.
(3)     A portion of the aggregated balances shown above were reported as salary, annual incentive compensation, and/or all other compensation in the Summary Compensation Table for previous years: Mr. Carpenter, $414,765; Mr. Robinson, $42,953;
    Mr. Scalf, $134,491; Mr. Spethmann, $121,931; Ms. Becker, $178,720.

Potential Payments Upon Termination or Change in Control
Our Officers are covered by CIC Agreements and stock plan award agreements that govern key payments and benefits in the event of a termination of employment. The following discussion highlights applicable compensation and benefit that would be provided under different termination scenarios.
Termination Absent a Change in Control
We have no formal employment agreements or severance agreements outside of a change in control that provides additional payments to an Officer in the event of a termination of employment, including voluntary termination, termination for cause, involuntary termination, death or disability. Upon a termination, an Officer would be entitled to receive the same benefits and payments available to our broad-based, salaried employee group as specified in the plan document of each applicable program.
Retirement
Certain of our compensation programs provide certain benefits when Officers qualify for "retirement," which is defined as either being age 55 or being age 55 with at least five years of service. The following benefits apply in these retirement scenarios:
•An annual cash incentive payment at the end of the applicable fiscal year would be prorated based on time worked.
•Outstanding stock option awards continue to vest in accordance with the terms of the award agreement.
•Outstanding LTCP awards would be prorated based on time worked and payments would be processed at the end of the three-year performance cycle according to the Company's performance results.
•Outstanding restricted stock awards would be prorated based on time worked.
Involuntary Termination
In the event of an involuntary termination not for cause, the HR Committee has sole discretion to determine the amount, if any, of severance payments and benefits that will be offered to an Officer. We have no formal employment agreements with our Officers and they are not covered by our Company Severance Plan. Under our Severance Plan for U.S. salaried employees, the Company generally pays severance equal to one week of base salary for each year of service up to a maximum of 26 weeks (a minimum of 8 weeks for director level) and a target incentive prorated for full months actively employed. We generally pay for continued coverage for elected medical and dental benefits for a period of one or two months based on years of service.
Upon involuntary termination, the following would apply:
•Outstanding vested stock options must be exercised within one month of termination and unvested stock options would be forfeited.
•Outstanding restricted stock awards would be forfeited.
•Outstanding LTCP awards that are still within the three-year performance cycle would be forfeited.
Death
In the event of the death of an Officer, the following would apply:
•An annual cash incentive payment at the end of the applicable fiscal year would be prorated based on time worked.
•Outstanding vested stock options become exercisable by the named beneficiary for a period of 36 months following the death and unvested stock options would be forfeited.
•Outstanding restricted stock awards would be prorated based on time worked.
•Outstanding LTCP awards would be prorated based on time worked and payments would be processed at the end of the three-year performance cycle according to the Company's performance results.
•Payments under our Deferred Comp Plan and Excess Pension Plan would be accelerated. The amounts reflected in the Non-Qualified Deferred Compensation Table and Pension Benefits Table would have been payable to the named beneficiary as a lump sum.

Disability
In the event of disability of an Officer, the following would apply:
•An annual cash incentive payment at the end of the applicable fiscal year would be prorated based on time worked.
•Outstanding vested stock options remain exercisable for a period of 36 months following the disability, and unvested stock options would continue to vest in accordance with the terms of the award agreement.
•Outstanding restricted stock awards would be prorated based on time worked.
•Outstanding LTCP awards would be prorated based on time worked and payments would be processed at the end of the three-year performance cycle according to the Company's performance results.
•Each U.S. Officer who participates in our broad-based, long-term disability program would receive an annual benefit equal to 60% of total cash compensation until the earlier of: (a) age 65; (b) recovery from the disability; or (c) death. The portion of compensation up to $200,000 is fully insured and payable by our insurance company, and the portion of compensation in excess of $200,000 is self-insured and payable by the Company.
•In the event of a qualifying disability, payments under our Deferred Comp Plan and Excess Pension Plan would be accelerated.
Voluntary Termination and Termination for Cause
Our Officers are not entitled to receive any additional forms of severance payments or benefits upon a voluntary decision to terminate employment or upon a termination by the Company for cause prior to being eligible for retirement.

Termination Following or in Connection with a Change in Control
All Officers have entered into CIC Agreements with the Company. Our CIC Agreements contain a “double-trigger” to enable our Officers to maintain objectivity in the event of a change in control situation and to better protect the interests of our stockholders. This independence is important in providing retention incentives during a time of uncertainty for Officers and offering additional assurances to the Company that it will be able to complete a transaction that the Board believes is in the best interests of our stockholders. In addition to the CIC Agreements, our stock option awards, LTCP, and deferred compensation plans provide for the acceleration of certain benefits upon a change in control.
Upon the occurrence of a change in control, as generally defined below, with or without a qualifying termination of employment:
•Outstanding unvested stock options will immediately vest and become exercisable.
•Outstanding restricted stock awards will immediately vest.
•Outstanding LTCP awards will immediately vest and be paid in a lump sum stock distribution at target achievement level.
•Any unvested benefits under the Salaried Employees’ Pension Plan will immediately vest. As of the end of fiscal 2020, all eligible Officers were 100% vested in the Salaried Employees’ Pension Plan.
Additionally, the CIC Agreements provide that upon a qualifying termination of employment in connection with a change in control, each Officer would receive the following:
•A cash lump sum equal to a multiple of the sum of the Officer’s base salary plus the Officer’s target cash incentive from the Annual Cash Incentive Plan then in effect. The multiple is based on level as follows:
◦Chairman and CEO = three times the sum of base salary and target annual incentive
◦Senior Vice Presidents = two times the sum of base salary and target annual incentive
◦Vice Presidents = one times the sum of base salary and target annual incentive
•A lump sum of additional pension benefits equal to:
◦The value of the benefit under each pension plan assuming the benefit is fully vested and the Officer had three additional years of benefit accrual; less
◦The value of the vested benefit accrued under each pension

•36 months of continued medical, dental, vision, life, disability, and accident benefits
•Outplacement services suitable to the Officer’s position for a period of three years or until the first acceptance of an employment offer, whichever is earlier
The Officer’s payments will be reduced to the maximum amount that can be paid without triggering an excise tax liability. This reduction would only occur if the net amount of those payments is greater than the net amount of payments without the reduction.

Change in Control
Generally, a change in control includes the occurrence of any of the following events or circumstances:
•The acquisition of 25% or more of the combined voting power of the Company’s outstanding shares, other than any acquisition from or by the Company or any Company-sponsored employee benefit plan.
•Consummation of a merger or other business consolidation of the Company other than a transaction where the Company’s pre-transaction stockholders retain at least 60% ownership of the surviving entity.
•A change in the Board composition in which the incumbent directors, meaning those directors who were not elected in a contested fashion, are no longer a majority of the Board. The CIC Agreements specify the circumstances under which a director is deemed to have been elected in a contested fashion.
•Approval of a plan of liquidation or dissolution or a consummated agreement for the sale of all or substantially all of the Company’s assets to an entity, unless the Company’s pre-transaction stockholders retain at least 60% ownership of the surviving entity.

Qualifying Termination of Employment
The CIC Agreement provides that, upon a change in control, if an Officer’s employment with the Company is terminated within 24 months:
•by the Company or its successor without “cause,” or
•by the Officer for “good reason” (each as defined in the CIC Agreement).

Potential Payments upon Termination or Change in Control Table
The following table sets forth applicable payment estimates to our NEOs assuming each termination event occurred on July 31, 2020, the last business day of the fiscal year. The estimates are based on the July 31, 2020 closing stock price of $48.34.

		Potential Payments ($)
Triggering Event (1)	Compensation Component	Tod E. Carpenter	Scott J. Robinson	Thomas R. Scalf	Jeffrey E. Spethmann	Amy C. Becker
Death	Annual Incentive	269,429	91,371	108,363	69,290	58,337
	LTCP (5)	1,893,317	481,789	381,886	381,886	267,481
	Restricted Stock	—	332,338	—	—	—
	Total	2,162,746	905,498	490,249	451,176	325,818

Disability	Annual disability benefit (7)	1,541,258	589,413	524,347	500,597	417,664
	Annual Incentive	269,429	91,371	108,363	69,290	58,337
	Stock Options	145,986	36,471	25,026	25,026	20,856
	LTCP (5)	1,893,317	481,789	381,886	381,886	267,481
	Restricted Stock	—	332,338	—	—	—
	Total	3,849,990	1,531,382	1,039,622	976,799	764,338

Involuntary Termination (2)	Cash severance	1,611,538	470,000	540,500	365,750	424,577
	Benefit continuation (8)	2,487	1,101	4,276	—	2,458
	Total	1,614,025	471,101	544,776	365,750	427,035

Retirement (3)	Annual Incentive (4)	269,429	—	—	—	58,337
	Stock Options (6)	145,986	—	—	25,026	20,856
	LTCP (4, 5)	1,893,317	—	—	—	267,481
	Restricted Stock (6)	—	—	—	—	—
	Total	2,308,732	—	—	25,026	346,674

Change in Control	Stock Options	145,986	36,471	25,026	25,026	20,856
	LTCP (5)	3,780,188	957,132	758,938	758,938	531,740
	Restricted Stock	—	362,550	—	—	—
	Total	3,926,174	1,356,153	783,964	783,964	552,596

Qualifying Termination Following or in Connection with a Change in Control	Cash severance (9)	6,450,000	1,820,000	1,551,000	1,501,500	664,000
	Pension benefits (10)	670,627	—	238,514	199,283	209,733
	Benefit continuation (8, 11)	38,304	34,128	61,668	2,232	37,908
	Outplacement (12)	45,000	45,000	45,000	45,000	45,000
	Total	7,203,931	1,899,128	1,896,182	1,748,015	956,641
________________
(1)    No forms of severance payments or additional benefits are provided to Officers upon a voluntary decision to terminate employment or a termination for cause prior to being eligible for retirement.
(2)    If the HR Committee were to follow our U.S. Severance Plan for broad-based employees, the payments above would have been made to our NEOs had they been involuntarily terminated at the end of fiscal 2020.
(3)    Mr. Carpenter, Mr. Spethmann, and Ms. Becker are the only retirement eligible NEOs as of July 31, 2020.
(4)    Retirement eligible definition is age 55 plus a requirement of five years of service. Mr. Spethmann has not reached five years of service as of July 31, 2020.
(5)    This represents the vesting of two LTCP award cycles outstanding as of July 31, 2020 and assumes payment at target achievement. Under a change in control situation, payout would be accelerated.
(6)    Retirement eligible definition is age 55 without a minimum years of service requirement.
(7)    $120,000 of the annual disability benefit is fully insured and payable by the insurance company. Anything in excess of this amount is self-insured and payable by the Company.
(8)    Mr. Spethmann did not elect medical or dental coverage through Donaldson.
(9)    Under the CIC Agreement, this represents a lump sum equal to:

•Three times the sum of base salary and the annual incentive at target for Mr. Carpenter
•Two times the sum of base salary and the annual incentive at target for Messrs. Robinson, Scalf and Spethmann
•One times the sum of base salary and the annual incentive at target for Ms. Becker
(10)    Mr. Robinson was hired after August 1, 2013 and, therefore, is not eligible to participate in our Salaried Employee's Pension Plan.
(11)    This reflects only Life and Business Travel Accident benefits for Mr. Spethmann.
(12)    This is based on the assumption that the NEO would utilize $15,000 per year in outplacement services for the full three years.

Under the CIC Agreement, the payment may be reduced in situations where the Officer would otherwise be subject to the excise tax liability under Section 280G of the Internal Revenue Code. The amounts in the table above do not reflect any reductions that might be made.
With a change in control followed by a termination within 24 months, any payments under the Deferred Comp Plan would become immediately payable to the participant in the form of a lump sum. Additionally, any accrued benefits under the Salaried Employees’ Pension Plan and the Excess Pension Plan also become immediately vested. As of the end of fiscal 2020, all eligible Officers were 100% vested under these plans.

Pay Ratio Disclosure
In accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing a disclosure of the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee. For fiscal 2020:

Annual Total Compensation of Median Employee	$31,275
Annual Total Compensation of our CEO	$5,483,229
Based on this information, our fiscal 2020 pay ratio of 175 to 1 is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
Our median employee for our fiscal 2020 pay ratio calculation is the same employee used for our fiscal 2019 pay ratio calculation. We do not believe there were any material changes to the Company’s employee population or compensation arrangements that would significantly impact the pay ratio disclosure and warrant calculating a new median employee.
We calculated annual total compensation for our median employee in accordance with same methodology used for our NEOs as set forth in the Summary Compensation Table. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column reported in the Summary Compensation Table.

INFORMATION REGARDING THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report
The following is the report of the Audit Committee with respect to Donaldson’s audited financial statements presented in its Annual Report on Form 10-K for the fiscal year ended July 31, 2020.
The Audit Committee of the Board is composed entirely of non-employee directors, all of whom have been determined by the Board to be independent under the rules of the SEC and the NYSE. In addition, the Board has determined that John P. Wiehoff and Andrew Cecere are Audit Committee financial experts, as defined by the rules of the SEC.
The Audit Committee acts under a written charter approved by the Board. The Audit Committee assists the Board in carrying out its oversight of the Company’s financial reporting process, audit process, and internal controls. The Audit Committee formally met six times during the past fiscal year in carrying out its oversight functions. The Audit Committee has the sole authority to appoint, terminate, or replace the Company’s independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee.
The Audit Committee reviewed and discussed the Company’s fiscal 2020 audited financial statements with management, the internal auditor, and PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm. Management has represented and PwC has reported in its opinion to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial position of the Company.
As part of its activities, the Audit Committee also:
1.    Discussed with PwC the matters required to be discussed under applicable Auditing Standards of the Public Company Accounting Oversight Board and the SEC;
2.    Received the written disclosures and letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and
3.    Discussed with PwC its independence.
Based on the review and discussions with management and PwC, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2020.

Members of the Audit Committee
John P. Wiehoff, Chair	Douglas A. Milroy
Andrew Cecere	Trudy A. Rautio
Pilar Cruz

Independent Registered Public Accounting Firm Fees
The aggregate fees billed to the Company for fiscal 2020 and fiscal 2019 by PwC, the Company’s independent registered public accounting firm, are as follows:

	Fiscal 2020	Fiscal 2019
Audit Fees	$3,623,133	$3,497,323
Audit-Related Fees	$34,727	$45,889
Tax Fees	$194,490	$38,333
All Other Fees	$3,000	$3,000
Total Fees	$3,855,350	$3,584,545

Audit Fees include professional services rendered in connection with the audit of the Company’s financial statements, including the quarterly reviews, statutory audits of certain of the Company’s international subsidiaries, and the audit of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Audit-Related Fees include accounting advisory fees related to financial accounting matters. Tax fees include tax consulting and tax return preparation. All Other Fees include licensure for accounting literature research tools.

Audit Committee Pre-Approval Policies and Procedures
The Audit Committee pre-approves all audit and permitted non-audit services provided by the independent registered public accounting firm, including the fees and terms for those services. The Audit Committee may delegate to one or more designated Committee members the authority to grant pre-approvals. This designated member is the Chair of the Audit Committee. Any pre-approval by the Chair must be presented to the full Audit Committee at its next scheduled meeting. All of the services provided by the independent registered public accounting firm during fiscal 2020 and fiscal 2019, including services related to the Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees described above, were approved by the Audit Committee under its pre-approval policies.

ITEM 2: NON-BINDING ADVISORY VOTE ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

As required pursuant to Section 14A of the Securities Exchange Act of 1934, at the 2017 Annual Meeting, the Company provided our stockholders with an advisory vote on the frequency of conducting an advisory vote on the compensation of our NEOs. Consistent with the stockholders’ preference expressed in voting at the 2017 Annual Meeting, our Board determined that an advisory vote on the compensation of our NEOs will be conducted annually. Therefore, we are providing our stockholders with an advisory (non-binding) vote on the compensation of our NEOs as discussed in this Proxy Statement in accordance with the rules of the SEC.
As described in detail under Compensation Discussion and Analysis - Executive Compensation Program Principles, our objective is to create long-term stockholder value. Our executive compensation program is designed to directly support this objective and ensure that the interests of our officers are properly aligned with our stockholders’ short-term and long-term interests. The key principles of our executive compensation strategy include:
•Aligning compensation to financial measures that balance both the Company’s annual financial results and long-term growth
•Providing significant portions of total compensation in variable performance-based programs to focus the attention of our Officers on driving and increasing stockholder value
•Setting target total direct compensation based on established proxy peer group (as recommended by an independent compensation consultant) and published market survey data
•Establishing high stock ownership requirements for our Officers
•Providing competitive pay, which enables us to attract, retain, reward, and motivate top leadership talent by generally setting compensation elements around the median of the peer group data and size-adjusted general industry survey data
Please read the Compensation Discussion and Analysis for additional details about the Company’s executive compensation programs, including information about the compensation of our NEOs for fiscal 2020.
We are presenting the following proposal, which gives stockholders the opportunity to support or not support our executive compensation program for our NEOs by voting for or against the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s NEOs, as disclosed in Donaldson Company’s Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and other related narrative disclosures.”
This advisory vote on executive compensation is not binding on the Company, our HR Committee, or our Board. However, our HR Committee and our Board will take into account the result of the vote when determining future executive compensation arrangements.

Board Recommendation
The Board of Directors recommends stockholders vote FOR adoption of the resolution approving the compensation of our NEOs described in this Proxy Statement.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of July 31, 2020 regarding the Company's equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted – average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders
1980 Master Stock Compensation Plan:
Deferred Stock Option Gain Plan	2,463	—	—
1991 Master Stock Compensation Plan:
Deferred Stock Option Gain Plan	257,189	—	—
Deferred LTC/Restricted Stock	105,380	—	—
2001 Master Stock Incentive Plan:
Deferred LTC/Restricted Stock	57,148	—	—
2010 Master Stock Incentive Plan:			(1)
Stock Options	6,469,426	$42.30	—
Restricted Stock Units	10,653	—	—
Deferred LTC/Restricted Stock	1,322	—	—
Long-Term Compensation	544,200	—	(3)
2019 Master Stock Incentive Plan(1)			(1)
Stock Options	64,553	$56.47	—
Restricted Stock Units	16,052	—	—
Subtotal for plans approved by security holders	7,528,386	$42.44

Equity compensation plans not approved by security holders
ESOP Restoration(2)	920	—	(2)
Subtotal for plans not approved by security holders	920	—
Total	7,529,306	$42.44
______________
(1)In November 2019, the Company's stockholders approved the adoption of the 2019 Master Stock Incentive Plan (the "2019 Plan"), which replaced the 2010 Master Stock Incentive Plan (the "2010 Plan"). The 2019 Plan limits the number of shares authorized for issuance to 5,000,000 during the 10-year term of the plan in addition to any shares forfeited under the 2010 Plan. Consistent with the 2010 Plan, the 2019 Plan allows for the granting of non-qualified stock options, incentive stock options, restricted stock, restricted stock units, stock appreciation rights, dividend equivalents and other stock-based awards. As of July 31, 2020, there were 4,980,511 authorized shares remaining under the 2019 Plan.
(2)The Company has a non-qualified ESOP Restoration Plan established on August 1, 1990, to supplement the benefits for certain employee groups under the Company’s Employee Stock Ownership Plan that would otherwise be reduced because of the compensation limitations under the Internal Revenue Code. The ESOP Restoration Plan’s 10-year term was completed on July 31, 1997, and the only ongoing benefits under the ESOP Restoration Plan are the accrual of dividend equivalent rights to the participants in the plan.
(3)The amounts included for the Long-Term Compensation Plan described in the Compensation Discussion and Analysis represent the maximum number of shares that could be issued at vesting. The actual payments are based on the attainment of pre-established three fiscal-year performance goals and may differ from the number of shares presented.

ITEM 3: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm to audit the books and accounts of the Company for the fiscal year ending
July 31, 2021. PwC has audited the books and accounts of the Company since 2002. While the Company is not required to do so, it is submitting the selection of PwC to serve as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2021 for ratification in order to ascertain the views of the Company’s stockholders on this appointment. Whether or not the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of PwC are expected to be present at the virtual meeting and will have the opportunity to make a statement and to respond to appropriate questions. In the event this appointment is not ratified, the Audit Committee will reconsider its selection.

Board Recommendation
The Audit Committee of the Board of Directors recommends that stockholders vote FOR ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2021.

By Order of the Board of Directors

Amy C. Becker
Secretary
October 6, 2020

Donaldson Company, Inc.
Annual Meeting of Stockholders
Friday, November 20, 2020, at 1:00 p.m. CST

Virtual meeting held online through
www.virtualshareholdermeeting.com/DCI2020

DONALDSON COMPANY, INC.
ATTN: AMY BECKER
P.O. BOX 1299
MINNEAPOLIS, MN 55440-1299

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DCI2020**

You may attend the meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D23465-P44151-Z78124 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

DONALDSON COMPANY, INC.

The Board of Directors recommends you vote FOR the following nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

01) Tod E. Carpenter
02) Pilar Cruz
03) Ajita G. Rajendra

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com.

D23466-P44151-Z78124

DONALDSON COMPANY, INC.
Annual Meeting of Stockholders
November 20, 2020 1:00 PM
This proxy is solicited by the Board of Directors

The undersigned appoints TOD E. CARPENTER, AMY C. BECKER AND PETER J. KELLER, and each of them as proxies, each with the power to appoint a substitute, to represent and to vote, as designated on the reverse side, all shares of Common Stock of DONALDSON COMPANY, INC. that the stockholder is entitled to vote at the 2020 Annual Meeting of Stockholders at www.virtualshareholdermeeting.com/DCI2020, at 1:00 PM, Local Time, on Friday, November 20, 2020, and any adjournment thereof.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF ALL DIRECTOR NOMINEES, FOR PROPOSAL 2, AND FOR PROPOSAL 3.

Continued and to be signed on reverse side